EXHIBIT 2.1

                             SHARE PURCHASE AGREEMENT

                                     by and among

                                     CALAMP CORP.,

                                4308093 CANADA, INC.,

                                     DATARADIO INC.

                                          and

                             THE SHAREHOLDERS THEREOF

                              Dated as of May 9, 2006

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                                 TABLE OF CONTENTS

                                                                          Page
ARTICLE I  DEFINITIONS                                                      1
1.1. Defined Terms                                                          1
1.2. Terms Defined Elsewhere                                                5

ARTICLE II  AGREEMENT TO PURCHASE AND SELL SHARES                           6
2.1. Agreement to Purchase and Sell Shares                                  6
2.2. Distribution of the Consideration                                      7
2.3. Purchase Price Adjustments                                             7
2.4. Tax Withholding                                                        9
2.5. Payment of Closing Debt Outstanding at Closing                         9

ARTICLE III  CLOSING; DELIVERIES                                            9
3.1. The Closing                                                            9
3.2. Deliveries by Dataradio and the Shareholders at the Closing            9
3.3. Deliveries by Acquisition Sub and CalAmp at the Closing               10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF DATARADIO AND THE SHAREHOLDERS11
4.1. Organization, Good Standing and Qualification                         11
4.2. Capitalization                                                        11
4.3. Subsidiaries                                                          12
4.4. Due Authorization                                                     12
4.5. Consents and Approvals                                                13
4.6. Compliance with Other Instruments                                     13
4.7. Financial Statements                                                  14
4.8. No Undisclosed Liabilities                                            14
4.9. Certain Actions                                                       15
4.10. Activities Since Interim Date                                        15
4.11. Title to Properties and Assets                                       16
4.12. Material Contracts and Obligations                                   16
4.13. Litigation                                                           17
4.14. Compliance with Law                                                  17
4.15. Taxes                                                                18
4.16. Intellectual Property                                                22
4.17. Environmental Matters                                                24
4.18. Employee Benefits                                                    26
4.19. Employment and Labor Matters                                         28
4.20. Permits                                                              30
4.21. Interested Party Transactions                                        30
4.22. Insurance                                                            30
4.23. Certain Business Practices                                           30
4.24. Books and Records                                                    31
4.25. Accounts Receivable; Inventory                                       31
4.26. Customers; Suppliers                                                 31
4.27. No Brokers                                                           32
4.28. Bank Accounts                                                        32
4.29. HSR Act; Competition Act                                             32
4.30. Investment Canada Act (Canada)                                       32
4.31. Title to Shares                                                      32
4.32. Residence of Shareholders                                            33
4.33. Material Misstatements or Omissions                                  33
4.34. Warranties                                                           33

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB               33
5.1. Organization                                                          33
5.2. Due Authorization                                                     34
5.3. No Conflicts                                                          34
5.4. Consents and Approvals                                                34
5.5. Litigation                                                            34
5.6. No Brokers                                                            35

ARTICLE VI  CERTAIN COVENANTS                                              35
6.1. Conduct of the Business                                               35
6.2. Investigation by CalAmp                                               36
6.3. Further Assurances                                                    37
6.4. Notification of Certain Matters                                       37
6.5. Employee Matters                                                      37
6.6. Public Announcements; Confidentiality                                 38
6.7. Shareholder Release                                                   38
6.8. Tax Audits and Reassessments                                          39
6.9. Other Proposals                                                       39
6.10. Post Closing Net Worth                                               39
6.11.Dataradio Employee Bonus Payments                                     40

ARTICLE VII  CONDITIONS TO CLOSING                                         40
7.1. Conditions to Each Party's Obligations                                40
7.2. Conditions to the Obligation of Dataradio and the Shareholders        40
7.3. Conditions to the Obligation of Acquisition Sub                       41

ARTICLE VIII.  TERMINATION                                                 42
8.1. Termination                                                           42
8.2. Effect of Termination                                                 43

ARTICLE IX.  INDEMNIFICATION                                               44
9.1. Survival of Representations                                           44
9.2. Indemnification                                                       45
9.3. Notice of Claims                                                      46
9.4. Third Person Claims                                                   47
9.5. Limitation on Indemnity                                               48
9.6. Payment out of Escrow Account                                         48
9.7. Remedies                                                              48
9.8. Contract Revenues                                                     49

ARTICLE X.  MISCELLANEOUS                                                  49
10.1. Binding Effect; Assignment                                           49
10.2. Notices                                                              49
10.3. Choice of Law                                                        50
10.4. Entire Agreement; Amendments and Waivers                             51
10.5. Counterparts                                                         51
10.6. Severability                                                         51
10.7. Headings                                                             51
10.8. Schedules                                                            51
10.9. No Third Party Beneficiaries                                         51
10.10.Specific Performance                                                 51
10.11. No Strict Construction                                              51
10.12. Expenses                                                            52
10.13. Shareholders' Representative                                        52


                            EXHIBITS

Exhibit A Form of Escrow Agreement
Exhibit B Form of Non-Competition Agreement
Exhibit C Form of Opinion of Counsel to Dataradio

SCHEDULES

Schedule I    Schedule of Shareholders
Schedule 2.3  Closing Balance Sheet Accounting Principles
Schedule 2.5  Closing Debt
Schedule 4.2  Capitalization
Schedule 4.3  Subsidiaries
Schedule 4.5  Consents and Approvals
Schedule 4.8  No Undisclosed Liabilities
Schedule 4.9  Certain Actions Since the Interim Date
Schedule 4.10 Severance or Change of Control Agreements
Schedule 4.11 Title to Properties and Assets
Schedule 4.12 Material Contracts
Schedule 4.13 Litigation
Schedule 4.15 Taxes
Schedule 4.16 Intellectual Property
Schedule 4.17 Environmental Matters
Schedule 4.18 Employee Benefits
Schedule 4.19 Labor Matters
Schedule 4.20 Permits
Schedule 4.21 Interested Party Transactions
Schedule 4.22 Insurance
Schedule 4.26 Customers; Suppliers
Schedule 4.27 No Brokers
Schedule 4.28 Bank Accounts
Schedule 4.32 Residence of Shareholders
Schedule 4.34 Warranties
Schedule 7.3(i)Liens

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                           SHARE PURCHASE AGREEMENT

      This Share Purchase Agreement (the "Agreement") is entered into as of May 9, 2006 by and among CalAmp Corp., a Delaware corporation ("CalAmp"), 4308093 Canada, Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of CalAmp ("Acquisition Sub"), Dataradio Inc., a corporation incorporated under the laws of Canada ("Dataradio") and the shareholders of Dataradio (each a "Shareholder" and collectively, the "Shareholders").
                              R E C I T A L S

      WHEREAS, CalAmp desires to acquire Dataradio and to effect the acquisition through Acquisition Sub;

      WHEREAS, Acquisition Sub desires to purchase from the Shareholders, and the Shareholders desire to sell to Acquisition Sub, all of Dataradio's outstanding common shares (the "Shares"), in exchange for cash consideration as provided below; and

      WHEREAS, the Shares to be sold to Acquisition Sub by the Shareholders are listed on Schedule I attached hereto and represent 100% of Dataradio's fully diluted equity securities.

                            A G R E E M E N T

      NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I

                                DEFINITIONS

      1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

      "Act" means the Securities Act of 1933, as amended, of the United
States.

      "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

      "Ancillary Agreements" means the Escrow Agreement and the Non-Competition Agreements substantially in the forms attached hereto as Exhibits A and B, respectively.

      "Business" means Dataradio's business of designing, manufacturing, marketing and selling wireless data products for fixed and mobile applications.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California or Montreal, Quebec are authorized or required by law to close.

      "Canadian GAAP" means generally accepted accounting principles as stated in the Handbook of the Canadian Institute of Chartered Accountants.

      "Closing Debt" means (a) the outstanding long-term Debt and the outstanding short-term Debt of Dataradio as set forth on Schedule 2.5 and (b) all Transaction Fees of Dataradio and the Shareholders.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Competition Act (Canada)" means the Canadian Competition Act, R.S.C. 1985, c. C34, as amended.

     "Consents" means any and all consents, approvals, authorizations or waivers of any public, governmental or regulatory body or authority or from parties to Material Contracts (as defined below) that are (a)required for the consummation of the transactions contemplated by this Agreement or (b) necessary in order that Dataradio can conduct the Business after the Closing Date substantially in the same manner as the Business was conducted by Dataradio before the Closing Date.

      "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any national, federal, state, provincial or local court or governmental agency, department or authority that is binding on any Person or its property under applicable Regulations.

      "Dataradio Accountants" means Ernst & Young LLP.

      "Debt" means (a) any indebtedness of Dataradio or any of its Subsidiaries, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (b) any balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or account payable, in each case referred to in this clause (b) incurred in the Ordinary Course of Business, (c) all indebtedness of others secured by a lien on any asset of Dataradio or any of its Subsidiaries (whether or not such indebtedness is assumed by Dataradio) and (d) to the extent not otherwise included by clauses (a), (b) and (c), any guaranty by Dataradio or any of its Subsidiaries of any indebtedness of any other Person.

      "Default" means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration.

      "Encumbrance" means any prior claim, claim, lien, pledge, hypothec, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

      "Escrow Agreement" means that certain escrow agreement to be entered into at the Closing by and between the Escrow Agent, the Shareholders' Representative, Acquisition Sub and CalAmp substantially in the form attached hereto as Exhibit B, with such changes as reasonably requested by the Escrow Agent.

      "Executives" means Norman Pearl and Robert Rouleau.

      "Financial Statements" means (a) Dataradio's audited balance sheets dated as of July 31, 2004 and July 31, 2005, (b) the related statements of operations, changes in shareholders' equity and cash flow for each of the years ended July 31, 2004 and July 31, 2005 and (c) the Interim Financial Statements (as defined below).

      "Fiscal Year" means a twelve month period commencing on August 1 of each calendar year.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Interim Date" means January 31, 2006.

      "Interim Financial Statements" means Dataradio's balance sheet and the related statement of operations, each dated as of the Interim Date.

      "Inventory" means all inventory, wherever located, used or useable by Dataradio and its Subsidiaries, including inventory, merchandise, goods and other personal property that are held by or on behalf of Dataradio or any of its Subsidiaries for sale or lease or are furnished or are to be furnished under a service contract, or that constitute raw materials, work in process, finished goods, returned goods, spare parts or materials or supplies of any kind, nature or description used or consumed or to be used or consumed by Dataradio or its Subsidiaries or in the processing, production, packaging, promotion, delivery or shipping of the same.

      "Investment Canada Act (Canada)" means the Canadian Investment Canada Act, R.S., 1985, c. 28 (1st Supp.), as amended.

      "ITA" means the Income Tax Act (Canada) and the regulations thereunder.

      "Knowledge" of Dataradio means the knowledge of Norman Pearl, Robert Rouleau, Greg Vilt, Martin Ladouceur and Michael Harrell, after a reasonable investigation of the surrounding circumstances.

      "Liabilities" means any direct or indirect cost, damage, liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement or other responsibility of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other.

      "Material Adverse Effect" or "Material Adverse Change" will be deemed to occur if any event, violation, inaccuracy, circumstance or other matter has, or could reasonably be expected to have or give rise to, a material adverse effect or material adverse change on (a) the condition (financial or otherwise), Business, results of operations, assets, prospects, Liabilities, capitalization, operations or financial performance of Dataradio or (b) the ability of Dataradio to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

      "Non-Competition Agreements" means those certain Non-Competition Agreements to be entered into at the Closing, by and among CalAmp, Dataradio and each of the Executives, substantially in the form attached hereto as Exhibit C.

      "Ordinary Course of Business" or "Ordinary Course" or any similar phrase means the ordinary course of the Business, consistent with the past practice of Dataradio.

      "Permits" with respect to any Person means all licenses, permits, franchises, approvals, authorizations, certificates, registrations, decrees, consents or orders of, or filings with, or other similar authorizations from, any governmental authority, whether national, federal, provincial, state or local in the United States or Canada, or any other Person, necessary for the past, present or anticipated conduct or occupation of, or relating to the operation of the business of such Person or ownership of its assets.

      "Permitted Encumbrances" means (a) non-consensual liens for taxes, assessments and other governmental charges not yet due and payable and
(b) statutory, mechanics', laborers' and materialmen liens arising in the Ordinary Course of Business for sums not yet due.

      "Person" means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

      "Regulations" means any laws, statutes, codes, ordinances, regulations, municipal by-laws, principle of common law, rules, notice requirements, court decisions, agency guidelines, principles of law and orders, judgments, writs, injunctions, rulings, decrees, directions, instructions, penalties, sanctions and awards of any federal, national, provincial, state or local government in the United States or Canada, and including, without limitation, environmental laws, energy, public utility, health codes, occupational safety and health regulations and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours, and all policies, practices and guidelines of any governmental authority which, although not actually having the force of law, are considered by such governmental authority as requiring compliance as if having the force of law.

      "Representative" means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.

      "SEC" means the United States Securities and Exchange Commission.

      "Shareholder Indemnitors" means Famizav Holdings, Inc., Famiroul Holdings Inc. and Gestion Pernor Inc.

      "Subsidiary" means (a) any corporation in an unbroken chain of corporations if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which a Person is a general partner or
(c) any limited liability company, partnership or other entity in which a Person possesses a 50% or greater interest in the total capital or total income of such limited liability company, partnership or other entity.

      "Target Closing Date" means May 16, 2006.
      "Week Day" means a day other than a Saturday or Sunday, regardless of whether or not commercial banks in Los Angeles, California or Montreal, Quebec are authorized or required by law to close.

      "Workers' Compensation Liability" means any and all Damages incurred or payable by Dataradio or its Subsidiaries in connection with (a) any and all workers' compensation claims made against Dataradio or its Subsidiaries with respect to facts or circumstances arising prior to the Closing Date and (b) any failure by Dataradio or its Subsidiaries to maintain workers' compensation insurance prior to the Closing Date.

      1.2 Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Defined Term                                 Section                Page

AAA                                         Section 9.3(b)          46
Acquisition Sub Indemnified Parties         Section 9.2(a)          45
Acquisition Sub                             Preamble                1
Agreement                                   Preamble                1
Alternative Transaction                     Section 6.8            39
Arbitrator                                  Section 9.3(b)         46
Auditor                                     Section 2.3(c)         8
CalAmp Termination Fee                      Section 8.2(b)         44
CalAmp                                      Preamble               1
CERCLA                                      Section 4.17(a)        24
Claim Notice                                Section 9.3(a)         46
Closing Balance Sheet                       Section 2.3(a)         7
Closing Cash                                Section 2.3(a)         7
Closing Date                                Section 3.1            9
Closing Statement                           Section 2.3(a)         7
Closing                                     Section 3.1            9
Confidentiality Agreement                   Section 6.6            38
Consideration                               Section 2.1            6
Damages                                     Section 9.2(a)         45
Dataradio Group                             Section 6.8            39
Dataradio Intellectual Property             Section 4.16(b)        22
Dataradio                                   Preamble               1
Disposal                                    Section 4.17(a)        24
Dispute Notice                              Section 9.3(b)         46
Dispute Period                              Section 2.3(c)         8
Employee Plans                              Section 4.18(a)        26
Environment                                 Section 4.17(a)        24
Environmental Laws                          Section 4.17(a)        24
Environmental Liabilities                   Section 4.17(a)        25
ERISA Affiliate                             Section 4.18(a)        26
Escrow Agent                                Section 2.2            7
Escrow Amount                               Section 2.2            7
Final Closing Cash                          Section 2.3(e)         9
Final Net Book Value                        Section 2.3(d)         8
Hazardous Substance                         Section 4.17(a)        25
Indemnified Party                           Section 9.3(a)         46
Indemnitor                                  Section 9.3(a)         46
Intellectual Property                       Section 4.16(a)        22
ITCs                                        Section 4.15(y)        21
Licenses                                    Section 4.16(f)        24
Material Contracts                          Section 4.12(a)        17
Minimum Liquid Net Worth                    Section 6.10           39
Net Book Value                              Section 2.3(a)         7
Outside Date                                Section 8.1(b)         43
Proceeding                                  Section 4.13           17
Purchase Price Adjustments                  Section 2.3(e)         9
Real Property                               Section 4.11(c)        16
Release                                     Section 4.17(a)        24
Review Period                               Section 2.3(b)         8
Shareholder Indemnified Parties             Section 9.2(b)         45
Shareholders                                Preamble               1
Shareholders' Representative                Section 10.13(a)       52
Shares                                      Recitals               1
Target Net Book Value                       Section 2.3(d)         8
Tax Return                                  Section 4.15(a)        18
Tax                                         Section 4.15(a)        18
Third Party                                 Section 6.8            39
Threatened Release                          Section 4.17(a)        24
Threshold Amount                            Section 9.5(a)         48
Transaction Fees                            Section 10.12          52
Uncollected Contract Revenues               Section 9.8            49

                                 ARTICLE II

                 AGREEMENT TO PURCHASE AND SELL SHARES

      2.1 Agreement to Purchase and Sell Shares. Subject to the terms and conditions hereof, the Shareholders agree to sell to Acquisition Sub, and Acquisition Sub agrees to purchase from the Shareholders, the Shares, which represent 100% of the fully-diluted equity of Dataradio, for an aggregate purchase price equal to Sixty Million One Hundred Thousand Canadian Dollars (CAN$60,100,000) in cash (the "Consideration") The Consideration shall be allocated to the Shareholders as provided on Schedule I attached hereto, as amended immediately prior to the Closing, and shall be subject to adjustment as provided in Section 2.3.

      2.2    Distribution of the Consideration.

            (a) On the Closing Date, Acquisition Sub shall, subject to the provisions of Sections 2.2(b) and Section 2.5, pay to each Shareholder, by certified check or wire transfer, that portion of the Consideration that such Shareholder has the right to receive with respect to the Shares held by such Shareholder, as reflected on Schedule I attached hereto, as amended immediately prior to the Closing.

            (b) On the Closing Date, CalAmp shall deposit Seven Million Canadian Dollars (CAN$7,000,000), representing a portion of the Consideration otherwise allocable to the Shareholders as provided on Schedule I attached hereto, as amended immediately prior to the Closing (the "Escrow Amount"), in an account with an escrow agent selected by CalAmp, subject to the consent of the Shareholders' Representative (as defined below), such consent not to be unreasonably withheld (the "Escrow Agent"), in accordance with the provisions of the Escrow Agreement. The portion of the Escrow Amount that shall be deposited with respect to each Shareholder shall be reflected on Schedule I. Three Million Canadian Dollars (CAN$3,000,000) of the Escrow Amount shall be available as a source for the payment of any indemnification claims to which the Acquisition Sub Indemnified Parties (as defined below) may be entitled under Article IX, and Four Million Canadian Dollars (CAN$4,000,000) of the Escrow Amount shall be available for the payment of any obligation arising out of the Purchase Price Adjustments pursuant to Section 2.3 hereof, and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. Absent any claims, all amounts remaining in the Escrow Amount on the second anniversary of the Closing Date shall be distributed in accordance with the terms and conditions of the Escrow Agreement.

      2.3   Purchase Price Adjustments.

            (a) As promptly as practicable after the Closing but in no event later than forty-five (45) Business Days following the Closing Date, CalAmp shall prepare and deliver to the Shareholders' Representative (i) a consolidated statement of assets and liabilities of Dataradio and its Subsidiaries as at the Closing Date (the "Closing Balance Sheet"), and (ii) a statement setting forth (A) the amount, if any, by which the consolidated assets of Dataradio and its Subsidiaries as shown on the Closing Balance Sheet exceeds the consolidated liabilities of Dataradio and its Subsidiaries as shown on the Closing Balance Sheet (such amount shall be referred to herein as the "Net Book Value"), and (B) the consolidated cash of Dataradio and its Subsidiaries as of the Closing Date (the "Closing Cash") as shown on the Closing Balance Sheet (and such statement shall be referred to herein as the "Closing Statement"). The Closing Balance Sheet shall be prepared in conformity with Canadian GAAP applied on a consistent basis as reflected in the Financial Statements and the books and records of Dataradio and its Subsidiaries, subject to the specific accounting principles set forth on
Schedule 2.3, and shall present fairly the assets, liabilities and shareholders' equity of Dataradio and its Subsidiaries at the Closing Date immediately prior to the Closing.

            (b) After the delivery to the Shareholders' Representative of the Closing Balance Sheet and the Closing Statement in accordance herewith, CalAmp shall provide reasonable access to the Shareholders' Representative and its advisors (including, without limitation, accountants) during normal business hours to the work papers, schedules, memoranda and other documents and information and data necessary to prepare the Closing Balance Sheet and Closing Statement for a period of fifteen (15) Business Days after receipt by the Shareholders' Representative of the Closing Statement and Closing Balance Sheet (the "Review Period").

            (c) Prior to the expiration of the Review Period, the Shareholders' Representative shall notify CalAmp of any objections or proposed changes to the Closing Statement or the Closing Balance Sheet. If the Shareholders' Representative fails to so notify CalAmp of any objections or proposed changes within the Review Period, if the Shareholders' Representative notifies CalAmp that he has no objections or proposed changes to any of such items, or if the Shareholders' Representative and CalAmp agree in writing on the resolution of all such objections or changes within ten (10) Business Days following delivery to CalAmp of such objections or proposed changes, the Closing Balance Sheet and the Closing Statement, with any changes as may be agreed upon in writing, shall be final and binding. If the Shareholders' Representative and CalAmp shall fail to reach an agreement with respect to any objection or proposed change within ten (10) Business Days of delivery to CalAmp of any such objections or proposed changes (the "Dispute Period"), then all such disputed objections or changes shall, not later than five (5) Business Days after the end of the Dispute Period, be submitted for resolution to an independent accounting firm of recognized standing that is licensed as a Chartered Accountant in Canada and is mutually acceptable to CalAmp and the Shareholder Representative (the "Auditor"). The Auditor shall, twenty (20) Business Days after its appointment, notify the parties of its selection of one of the two original determinations of the Closing Cash and Net Book Value as of the Closing Date based on its determination that it more closely reflects the Closing Cash and Net Book Value as of the Closing Date than the other original determination. The Auditor's determination as to the Closing Cash and Net Book Value as of the Closing Date will be final and binding. CalAmp, on the one hand, and the Shareholders, on the other, shall bear the costs and expenses of the Auditor equally.

            (d)   If the Net Book Value as finally determined pursuant to
Section 2.3(c) hereof (the "Final Net Book Value") is less than Twelve Million One Hundred Thousand Canadian Dollars (CAN$12,100,000) (the "Target Net Book Value") (provided, that (i) if the Closing Date occurs on a date subsequent to the Target Closing Date, such Target Net Book Value shall be increased by Twenty-Nine Thousand Canadian Dollars (CAN$29,000) for each Week Day included in the period beginning on the first Week Day following the Target Closing Date through and including the earlier of (A) Closing Date and (B) June 30, 2006; or (ii) if the Closing Date occurs on a date prior to the Target Closing Date, such Target Net Book Value shall be decreased by Twenty-Nine Thousand Canadian Dollars (CAN$29,000) for each Week Day included in the period beginning on the first Week Day following the Closing Date through and including the last Week Day prior to the Target Closing Date), CalAmp shall be entitled to instruct the Escrow Agent to return to CalAmp from the Escrow Amount an amount in cash equal to the product of five times the Canadian dollar amount of such deficiency up to a maximum of Six Million Canadian Dollars (CAN$6,000,000).

            (e)   If the Closing Cash as finally determined pursuant to
Section 2.3(c) hereof (the "Final Closing Cash") is less than Six Million Canadian Dollars (CAN$6,000,000), CalAmp shall be entitled to instruct the Escrow Agent to return to CalAmp from the Escrow Amount an amount in cash equal to the Canadian dollar amount of such deficiency. Any adjustment or adjustments made pursuant to Section 2.3(d) and/or Section 2.3(e) shall be referred to herein as the "Purchase Price Adjustments."

      2.4 Tax Withholding. CalAmp shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder such amounts as CalAmp is required to deduct and withhold with respect to the making of such payment under the Code or under any applicable provision of United States or Canadian state, provincial or local Tax law or any foreign Tax law. To the extent that amounts are so withheld by CalAmp and duly paid to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding was made by CalAmp.

      2.5 Payment of Closing Debt Outstanding at Closing. The Shareholders shall cause Dataradio to pay all Closing Debt of Dataradio and its Subsidiaries prior to the Closing. Subject to the adjustment of the Consideration in Section 2.3, the Shareholders may use all cash of Dataradio and its Subsidiaries as of the Closing Date to make all or any portion of such payments. Amounts to be paid upon the Closing are reflected on Schedule 2.5, as amended immediately prior to the Closing Date.

                                 ARTICLE III

                              CLOSING; DELIVERIES

      3.1 The Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Stikeman Elliott LLP at 1155 Rene Levesque Blvd. West, Suite 4000, Montreal, Quebec, H3B 3V2 Canada, on the second Business Day after satisfaction of the latest to occur of the conditions set forth in Article VII, or at such other time and place as to which Dataradio, the Shareholders, CalAmp and Acquisition Sub may agree (the "Closing Date")

      3.2 Deliveries by Dataradio and the Shareholders at the Closing. At the Closing, Dataradio and the Shareholders, as the case may be, shall deliver, or cause to be delivered:
            (a) the Ancillary Agreements;
            (b) certificates representing all of the Shares;
            (c) certificates of existence and compliance issued by Industry Canada and a certificate of attestation issued by the Registraire des enterprises of the Province of Quebec for Dataradio, and equivalent certificates of good standing issued by the Secretary of State for the State of Delaware for each of the Subsidiaries of Dataradio, dated not more than five days prior to the Closing Date, with bring-down good standing certificates dated as of the Closing Date;
            (d) a certificate, dated as of the Closing Date and signed by Dataradio's President, as to the fulfillment of the conditions set forth in
Section 7.3;
            (e) a certificate executed by the Secretary of Dataradio, dated as of the Closing Date, certifying resolutions adopted by Dataradio's board of directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements;
            (f) a certificate executed by the Secretary of each Shareholder, dated as of the Closing Date, certifying resolutions adopted by such Shareholder's board of directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements;
            (g) copies of all third party and governmental Consents, approvals and filings required in connection with the consummation of the transactions hereunder;
            (h) the written opinion of counsel described in Section 7.3(i);
and
            (i) such other documents and items as Acquisition Sub or CalAmp may reasonably request, including, without limitation, all documents required by Section 7.3.

      3.3 Deliveries by Acquisition Sub and CalAmp at the Closing. At the Closing, Acquisition Sub and CalAmp shall deliver, or cause to be delivered:
            (a) the Ancillary Agreements;
            (b) the Consideration;
            (c) a certificate, dated as of the Closing Date and signed by Acquisition Sub's authorized representative, as to the fulfillment of the conditions set forth in Section 7.2;
            (d) such other documents and items as Dataradio or the Shareholders may reasonably request, including, without limitation, all documents required Section 7.2;
            (e) a certificate of good standing issued by the Secretary of State for the State of Delaware for CalAmp, and issued by Industry Canada for Acquisition Sub, each dated not more than five days prior to the Closing Date, with a bring-down good standing certificate dated as of the Closing Date; and
            (f) a certificate executed by the Secretary of each of CalAmp and Acquisition Sub, dated as of the Closing Date, certifying resolutions adopted by the board of directors of each of CalAmp and Acquisition Sub relating to the transactions contemplated by this Agreement and the Ancillary Agreements.

                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES
                    OF DATARADIO AND THE SHAREHOLDERS

      As a material inducement to Acquisition Sub and CalAmp to enter into this Agreement, each of Dataradio and the Shareholders, jointly and solidarily, hereby represent and warrant to Acquisition Sub and CalAmp, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true, correct and complete:

      4.1   Organization, Good Standing and Qualification.

            (a) Dataradio is a corporation duly incorporated and organized, and is validly existing and up-to-date in the filing of all corporate and similar returns under the laws of Canada, its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets, to perform all its obligations under its Material Contracts and to carry on its business as now conducted and as presently proposed to be conducted. Dataradio is duly qualified to do business as an extra-provincial or foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Dataradio. Copies of the Articles of Incorporation and Bylaws of Dataradio, and all amendments thereto, heretofore delivered to CalAmp, are accurate and complete as of the date hereof.

            (b) Each of the Shareholders is a corporation duly incorporated and organized, and is validly existing and up-to-date in the filing of all corporate and similar returns under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

      4.2   Capitalization.

             (a) The Schedule of Shareholders attached hereto as Schedule I, as amended immediately prior to the Closing, sets forth the name of each Person holding any equity securities of Dataradio or securities convertible into or exchangeable for equity securities of Dataradio. The authorized capital stock of Dataradio consists of an unlimited number of common shares, of which 20,000,000 shares are issued and outstanding and an unlimited number of preferred shares, none of which are issued and outstanding. All shares of capital stock of Dataradio are duly authorized, validly issued, fully paid and non-assessable. No claim has been made or threatened to Dataradio or any of the Shareholders asserting that any Person other than a Person listed on
Schedule I is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any stock of, or any other voting, equity or ownership interest in Dataradio.
             (b) Except as set forth on Schedule 4.2, there are no (i) options, warrants, agreements, convertible or exchangeable securities or other agreements or commitments pursuant to which Dataradio is or may become obligated to issue, sell, transfer, purchase, return, redeem or otherwise acquire capital stock or any other securities of Dataradio, (ii) securities of Dataradio reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the capital stock of Dataradio have been granted,
(iv) shareholders agreements, whether written or verbal, among any current and former shareholders of Dataradio or (v) statutory or contractual preemptive rights or rights of first refusal with respect to the Shares.
             (c) Dataradio has issued all of its securities (including, without limitation, share purchase options and warrants) pursuant to valid exemptions from registration and prospectus requirements under applicable federal, national, provincial and state securities laws. There are no agreements between Dataradio's shareholders with respect to the voting or transfer of Dataradio's securities or with respect to any other aspect of Dataradio's affairs.

      4.3   Subsidiaries.

            (a) Except as set forth on Schedule 4.3, Dataradio does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.
            (b) Each of the Subsidiaries of Dataradio is a corporation duly incorporated and organized, and is validly existing and up-to-date in the filing of all corporate and similar returns under the laws of the State of Delaware, and has all requisite corporate power and capacity to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Subsidiaries of Dataradio is duly qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a Material Adverse Effect on Dataradio.
            (c) The authorized shares of each of the Subsidiaries of Dataradio consists of the shares set forth on Schedule 4.3, all of which are owned by Dataradio or one of its Subsidiaries and are issued and outstanding and free of any Encumbrance. All of the outstanding shares of each of the Subsidiaries of Dataradio have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
            (d) None of the Subsidiaries of Dataradio has granted any outstanding option, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of such Subsidiary or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of such Subsidiary's shares. There are no agreements of any kind which obligate any of the Subsidiaries of Dataradio to issue, purchase, redeem or otherwise acquire any of its shares.

      4.4   Due Authorization.

            (a) Dataradio has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Dataradio and the consummation by Dataradio of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Dataradio. No other corporate proceedings on the part of Dataradio are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Dataradio and is, and, upon execution and delivery of the Ancillary Agreements, the Ancillary Agreements to which Dataradio is party will be, the legal, valid and binding obligations of Dataradio, enforceable against it in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.
            (b) Each of the Shareholders has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by each Shareholder and the consummation by each Shareholder of the transactions contemplated hereby and thereby have been duly approved by the board of directors of such Shareholder. This Agreement has been duly executed and delivered by each of the Shareholders and is, and, upon execution and delivery of the Ancillary Agreements, the Ancillary Agreements to which each Shareholder is party will be, the legal, valid and binding obligations of each of the Shareholders, enforceable against it in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

      4.5 Consents and Approvals. Except as set forth on Schedule 4.5, no consent, approval or authorization of, declaration to, or filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Shareholders, Dataradio or any of its Subsidiaries or Affiliates in connection with the execution, delivery and performance by Dataradio of this Agreement and the consummation of the transactions contemplated hereby.

      4.6   Compliance with Other Instruments.
            (a) Neither Dataradio nor any of its Subsidiaries is in any violation, breach or Default of any term of its articles of incorporation, certificate of incorporation, bylaws or other constituting or organizational documents, or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which Dataradio or one of its Subsidiaries is a party or by which it may be bound, or of any provision of any United States or Canadian national, federal, provincial, state or local Court Order or Regulation, applicable to or binding upon Dataradio or one of its Subsidiaries. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or Default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a Default under the articles of incorporation, certificate of incorporation, bylaws or other organizational documents of Dataradio or any of its Subsidiaries, or any agreement or contract of Dataradio or one of its Subsidiaries, or a violation of any Court Order or Regulation, or an event which results in the creation of any lien, charge or Encumbrance upon any of the assets of Dataradio or one of its Subsidiaries.
            (b) The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or Default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a Default under the organizational documents of such Shareholder, or any agreement or contract of such Shareholder or a violation of any Court Order or Regulation.

      4.7   Financial Statements.
            (a) Dataradio heretofore has delivered to CalAmp true and correct copies of the Financial Statements. The Financial Statements (a) are complete in all material respects, (b) are in accordance with the books and records of Dataradio and its Subsidiaries, (c) have been prepared in accordance with Canadian GAAP consistently applied throughout the periods covered thereby and
(d) fairly and accurately present the financial position of Dataradio and its Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. Except for the Interim Financial Statements, the Financial Statements have been audited by the Dataradio Accountants, whose report thereon is included with such financial statements. Specifically, but not by way of limitation, the balance sheet of the Financial Statements discloses all of the material Debts, Liabilities and obligations of any nature of Dataradio and its Subsidiaries, whether due or to become due, as of the date thereof to the extent such Debts, Liabilities and obligations are required to be disclosed in accordance with Canadian GAAP. Dataradio or one of its Subsidiaries has good and marketable title to all assets set forth on the balance sheet of the Financial Statements, except for such assets as have been spent, sold or transferred in the Ordinary Course of Business since the date thereof.
            (b) Dataradio keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of Dataradio and its Subsidiaries. To Dataradio's Knowledge, neither Dataradio nor any of its Subsidiaries has, and no employee, agent or stockholder of Dataradio or any of its Subsidiaries (in their capacity as such as purporting to act in such capacity or on behalf of or in connection with the business or affairs of Dataradio and its Subsidiaries), directly or indirectly has misappropriated any funds of any such entity or received or retained any misappropriated funds.
            (c) Any contract revenues of Dataradio and its Subsidiaries recognized prior to the Closing that remain unbilled as of the Closing Date will be billable and collectible by Dataradio and its Subsidiaries within the twelve (12) months immediately following the Closing Date.

      4.8 No Undisclosed Liabilities. Except as set forth on Schedule 4.8, Dataradio and its Subsidiaries are not subject to any Liability (including unasserted claims), whether known or unknown, absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for on the balance sheet of the Financial Statements, other than Liabilities reasonably incurred in the Ordinary Course of Business after the Interim Date, which are not, individually or in the aggregate, material.

      4.9 Certain Actions. Since the Interim Date, neither Dataradio nor any of its Subsidiaries has:
            (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock;
            (b) made a change in the capital stock of Dataradio and no dividend or distribution of any kind has been declared, paid or made in respect of any class of stock of Dataradio or any of its Subsidiaries or any repurchase, redemption or other acquisition by Dataradio or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Dataradio or any of its Subsidiaries;
            (c) except as set forth on Schedule 4.9, incurred any indebtedness for money borrowed or incurred any other Liabilities individually in excess of CAN$50,000 or in excess of CAN$500,000 in the aggregate;
            (d) made any loans or advances to any Person, other than ordinary advances for travel expenses;
            (e) sold, exchanged or otherwise disposed of any material assets or rights other than the sale of inventory in the Ordinary Course of Business; or
            (f) entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals (other than employment, stock option, confidentiality, non-competition and intellectual property rights agreements entered into in the Ordinary Course of Business and disclosed on Schedule 4.12 hereto).

      4.10 Activities Since Interim Date. Since the Interim Date, there has not been:
            (a) any Material Adverse Effect on Dataradio or any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Dataradio and its Subsidiaries, taken as a whole (as presently conducted and as presently proposed to be conducted);
            (b) any waiver by Dataradio or any of its Subsidiaries of a valuable right or of a material debt owed to it;
            (c) any satisfaction or discharge of any lien, claim or Encumbrance or payment of any obligation by Dataradio or one of its Subsidiaries, except such a satisfaction, discharge or payment made in the Ordinary Course of Business that is not material to the assets, properties, financial condition, operating results or business of Dataradio and its Subsidiaries, taken as a whole;
            (d) any material change or amendment to a Material Contract or arrangement by which Dataradio, its Subsidiaries or any of their respective assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;
            (e) (i) any change in any Employee Plan (as hereinafter defined) affecting any former, present or prospective employee, contractor, shareholder or director, including a change affecting the form or timing of any benefit payable or to become payable under an Employee Plan or (ii) any increase in the compensation or benefits payable or to become payable to any directors, officers or employees, in each case other than in the Ordinary Course of Business and consistent with past practice;
            (f) any termination of employment of any director, manager or officer or any severance or termination pay granted to any director, manager, officer or any other employee;
            (g) any bonus payment, profit sharing distribution or similar amount of any kind paid by Dataradio or any of its Subsidiaries;
            (h) except as set forth on Schedule 4.10, any termination, notice, severance or change of control agreement entered into with any present or prospective employee, director, manager, officer, contractor or agent; or
            (i) any other event or condition of any character which would materially and adversely affect the assets, properties, financial condition, operating results, prospects or business of Dataradio and its Subsidiaries, taken as a whole.
      4.11	Title to Properties and Assets.
            (a) Except as set forth on Schedule 4.11(a), (i) each of Dataradio and its Subsidiaries has, or will have, as of the Closing, a good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its properties and assets and (ii) each of Dataradio and its Subsidiaries holds title to each such property and asset which it purports to own, free and clear of all liens, adverse claims, mortgages, pledges, Encumbrances, security interest or charge of any kind, except Permitted Encumbrances. The representations in this Section 4.11 do not apply to the Intellectual Property Rights as to which only the representations in Section 4.16 shall apply.
            (b) All of the tangible assets of each of Dataradio and its Subsidiaries, are, or will be as of the Closing, in all material respects, in reasonably serviceable operating condition and repair and are adequate for the conduct of the business of Dataradio and its Subsidiaries in substantially the same manner as has heretofore been conducted.
            (c) Schedule 4.11(c) sets forth a true and complete list of all real property owned or leased by each of Dataradio and its Subsidiaries (collectively, the "Real Property"), including the location of, and a brief description of the nature of the activities conducted on, such Real Property.

      4.12   Material Contracts and Obligations.
            (a) All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, Liabilities and other obligations to which Dataradio or one of its Subsidiaries is a party or by which it is bound that (a) are material to the conduct and operations of its business and properties, (b) involve any of the officers, consultants, directors or employees of Dataradio or one of its Subsidiaries or the Shareholders or any of their Affiliates or (c) obligate Dataradio or one of its Subsidiaries to share, license or develop any product or technology or restrict any of them to carry on any business (the "Material Contracts") are listed in Schedule 4.12(a) and have been made available for inspection by CalAmp and its counsel. For purposes of this Section 4.12, "material" shall mean any agreement, contract, indebtedness, Liability or other obligation either (i) having an aggregate value, cost or amount in excess of CAN$100,000 or (ii) not terminable upon thirty days' notice.
            (b) Each Material Contract is in full force and effect, paid currently and has not been materially impaired by any acts or omissions of Dataradio or one of its Subsidiaries. Except for those Material Contracts denoted with an asterisk (*) as set forth on Schedule 4.12(a), no Material Contract requires the consent of any other contracting party to the transactions contemplated by this Agreement to prevent a breach of, a Default under, or a termination, change in the terms or conditions or modification of, any Material Contract. All of the Material Contracts are valid, binding and enforceable in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law. Each of Dataradio and its Subsidiaries has fulfilled, or taken all action reasonably necessary to enable them to fulfill when due, all of its material obligations under each of such Material Contracts. To Dataradio's Knowledge, no party is in material Default under such Material Contracts, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default and no notice of any claim of Default has been given to Dataradio or one of its Subsidiaries. Dataradio is not aware of any intent by any party to any Material Contract to terminate or amend the terms thereof or to refuse to renew any such Material Contract upon expiration of its term. Dataradio is not currently paying liquidated damages in lieu of performance under any Material Contract.

      4.13 Litigation. Except as set forth on Schedule 4.13, there is no action, suit, proceeding, claim, arbitration or investigation ("Proceeding") pending or, to Dataradio's Knowledge, currently threatened against Dataradio or one of its Subsidiaries, its activities, properties or assets or, to Dataradio's Knowledge, against any officer, director or employee of Dataradio or one of its Subsidiaries in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, Dataradio or one of its Subsidiaries. To Dataradio's Knowledge, there is no factual or legal basis for any such Proceeding that might result, individually or in the aggregate, in any Material Adverse Effect on Dataradio. Neither Dataradio nor any of its Subsidiaries is a party to or subject to the provisions of any Court Order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Proceeding by Dataradio or one of its Subsidiaries currently pending or which Dataradio or one of its Subsidiaries intends to initiate. There is no Proceeding pending against, or to each Shareholder's Knowledge, currently threatened against or affecting, any Shareholder before any court or arbitrator or any governmental body, agency or official that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

      4.14 Compliance with Law. Dataradio, its Subsidiaries and the conduct of the Business have not violated and are in compliance with all Regulations and Court Orders relating to the Business or operations of Dataradio and its Subsidiaries. Dataradio and its Subsidiaries have not received any notice to the effect that, or otherwise been advised that, Dataradio or one of its Subsidiaries is not in compliance with any such Regulations or Court Orders, and Dataradio does not know of any existing circumstances that are likely to result in violations of any of the foregoing.

      4.15   Taxes.
            (a) Definitions.  For purposes of this Agreement:
                  (i) the term "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means (A) all federal, national, provincial, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, including Canada Pension Plan and Provincial Pension Plan contributions, unemployment insurance contributions, worker's compensation and deduction at source, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any Liability for payment of amounts described in clause
(A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any Liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and
                  (ii) the term "Tax Return" means any return, declaration, report, statement, information statement, estimates, elections, designations, reports and other document required to be filed with respect to Taxes.
            (b) Each of Dataradio and its Subsidiaries has accurately prepared and timely filed all Tax Returns it is required to have filed. Such Tax Returns are accurate, complete and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, provincial, local or foreign law).
            (c) Dataradio and its Subsidiaries have timely paid or will cause to be timely paid all Taxes that have become due or payable or that will become due payable prior to the Closing Date and have adequately reserved in the Interim Financial Statements for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the Interim Date as well as for any professional fees for the preparation of any such Tax Returns. Dataradio and its Subsidiaries have made adequate and timely installments of Taxes as required to be made.
            (d) Except as set forth on Schedule 4.15(d):
                  (i) no claim has been made by any taxing authority in any jurisdiction where Dataradio or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction; and
                  (ii) no extensions or waivers of statutes or periods of limitations with respect to the Tax Returns have been given by or requested from Dataradio or its Subsidiaries.
                  (iii) no power of attorney has been granted by Dataradio or any of its Subsidiaries with respect to any matter relating to Taxes; and
                  (iv) no written claim for assessment or collection of Taxes is presently being asserted against Dataradio or any of its Subsidiaries, and there is no presently pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to Dataradio or any of its Subsidiaries, and neither Dataradio nor any of its Subsidiaries has Knowledge that any such action or proceeding is being contemplated.
            (e) Except to the extent indicated in Schedule 4.15(e), all deficiencies asserted or assessments made against Dataradio or its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.
            (f) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Dataradio or its Subsidiaries.
            (g) Neither Dataradio nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
            (h) Neither Dataradio nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise, or other agreement, with any taxing authority.
            (i) Except to the extent indicated in Schedule 4.15(i):
                  (i) neither Dataradio nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of
Section 1504 of the Code (or any predecessor provision or comparable provision of state, provincial, local or foreign law), or a member of combined, consolidated or unitary group for state, provincial, local or foreign Tax purposes;
                  (ii) neither Dataradio nor any of its Subsidiaries has Liability for Taxes of any Person (other than Dataradio and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, provincial, local or foreign income Tax law), as transferee or successor, by contract, or otherwise;
                  (iii) neither Dataradio nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code (or any corresponding provision of state, provincial, local or foreign income Tax law);
                  (iv) neither Dataradio nor any of its Subsidiaries has engaged in a transaction that constitutes a "reportable transaction," as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction that constitutes a "listed transaction", as such term is defined in Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding provision of state, provincial, local or foreign income Tax law); and
                  (v) neither Dataradio nor any of its Subsidiaries has been a personal holding company under Section 542 of the Code (or any corresponding provision of state, provincial, local or foreign income Tax law).
            (j) Neither Dataradio nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, provincial or foreign tax laws by reason of a change in accounting method or otherwise. Neither Dataradio nor any of its Subsidiaries has taken action that is not in accordance with past practice that could defer a Liability for Taxes of Dataradio or any of its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after such date.
            (k) Neither Dataradio nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of Dataradio, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.
            (l) Schedule 4.15(l) sets forth all foreign jurisdictions in which Dataradio or any of its Subsidiaries is subject to Tax, is engaged in business or has a permanent establishment.
            (m) Neither Dataradio nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.
            (n) No material election with respect to Taxes of Dataradio or any of its Subsidiaries will be made by Dataradio or any of its Subsidiaries after the date of this Agreement without the prior written consent of CalAmp.
            (o) None of Dataradio's Subsidiaries is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither Dataradio nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary that is not a United States person (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (ii) has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code.
            (p) The provisions for Taxes currently payable on the Interim Financial Statements are at least equal, as of the date thereof, to all unpaid Taxes of Dataradio and its Subsidiaries, whether or not disputed. Dataradio and its Subsidiaries have and will have no accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Interim Financial Statements and ending on or before the Closing Date other than Taxes incurred in the Ordinary Course of Business.
            (q) No United States subsidiary of Dataradio has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
            (r) Neither Dataradio nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.
            (s) There is currently no limitation on the utilization of Tax attributes of Dataradio or any subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign law). Neither Dataradio nor any of its Subsidiaries has undergone an ownership change within the meaning of Section 382(g) of the Code.
            (t) Dataradio and each of its Subsidiaries have withheld all Taxes required to be withheld from any payments made by each of them and have remitted such withheld Taxes on a timely basis to the appropriate governmental authorities. The amount of Tax withheld but not remitted by Dataradio will be retained in the appropriate accounts and will be remitted by Dataradio to the appropriate authorities when due.
            (u) There are no contingent Tax liabilities or any grounds that could prompt an assessment or reassessment of Dataradio and its subsidiaries, including aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of earlier or current Tax Returns, nor has Dataradio and its subsidiaries received any indication from any taxation authorities that an assessment or reassessment of Tax is proposed.
            (v) Dataradio and its subsidiaries have collected from each receipt from any of the past and present customers (or other Persons paying amounts to Dataradio and its subsidiaries) the amount of all taxes (including goods and services tax and provincial sales taxes) required to be collected and has paid and remitted such Taxes when due, in the form required under appropriate laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by Dataradio and it subsidiaries will be retained in the appropriate accounts and remitted by Dataradio and its subsidiaries to the appropriate authorities when due.
            (w) Dataradio and its subsidiaries have not, and have never been deemed to have for purposes of the ITA, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than fair market value from or to, or paid or received interests or any other amount other than at a fair market value rate to or from, any Person with whom they do not deal at arm's length within the meaning of the ITA.
            (x) The aggregate amount of expenditures qualifying as research and development expenditures under the ITA and the relevant provincial legislation incurred by Dataradio and its subsidiaries in Tax years, including short period Tax years, ending on or prior to the Closing Date for federal income tax purposes and for provincial income tax purposes are as indicated in
Schedule 4.15(x).
            (y) All research and development investment tax credits ("ITCs") were recorded net of appropriate provisions by Dataradio and its subsidiaries. Dataradio and its subsidiaries satisfied at all times the relevant criteria and conditions under the ITA and the relevant provincial legislation entitling it to such ITCs. All refunds of ITCs received or receivable, net of appropriate provisions, by Dataradio and its subsidiaries in any financial year were recorded by Dataradio and its subsidiaries and satisfied at all times the relevant criteria and conditions under the ITA and the relevant provincial legislation entitling it to claim a refund of such ITCs.
             (z) Except as described in Schedule 4.15(z), Dataradio and its subsidiaries have not filed or been party to any election pursuant to Section 83 or 85 of the ITA or the corresponding provisions of any provincial statute.
            (aa) Dataradio and its subsidiaries have not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Section 80 and following of the ITA.
            (bb) As of Closing, there will not be any contract, plan or arrangement, covering any employee or former employee of Dataradio and its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Dataradio and its subsidiaries as an expense under applicable law other than reimbursements of a reasonable amount of entertainment expenses and other nondeductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.
            (cc) Dataradio's and its subsidiaries' cost amount, as defined in the ITA, in respect of its assets is accurately reflected on Dataradio's and its subsidiaries' Tax Returns and records.
            (dd) The paid-up capital for Tax purposes of each of the Purchased Shares is no less than its stated capital for corporate purposes.

      4.16   Intellectual Property.
            (a) For all purposes of this Agreement, "Intellectual Property" means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States, Canada or any other jurisdiction: (A) fictional business names, trade names, service names, registered and unregistered trademarks and service marks and logos (including any Internet domain names), and applications therefor,
(B) patents, patent rights, industrial designs and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon, (C) copyrights and all registrations and applications therefor and (D) know-how, trade secrets, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists, in each case to the extent not included in the foregoing clauses (B) or (C).
            (b) All Intellectual Property that Dataradio or any of its Subsidiaries is using in the conduct of its respective business as currently conducted (the "Dataradio Intellectual Property") is owned by, or validly licensed to Dataradio or such Subsidiary, free and clear of all Encumbrances, except for Permitted Encumbrances.
            (c) Except as set forth on Schedule 4.16(c), to the Knowledge of Dataradio, none of Dataradio or any of its Subsidiaries (i) has infringed upon, misappropriated or violated any Intellectual Property of third parties or (ii) has received during the past thirty-six months any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or violation (including any claim that a Person must license or refrain from using any Intellectual Property of any third party in connection with the conduct of the business of Dataradio or any of its Subsidiaries or the use of Dataradio Intellectual Property) and (iii) no third party has infringed upon, misappropriated or violated any Dataradio Intellectual Property.
            (d) Schedule 4.16(d) identifies (i) all registered Intellectual Property that has been issued to Dataradio or any Dataradio Subsidiary, (ii) each pending application for registration that Dataradio or a Dataradio Subsidiary has made with respect to any Dataradio Intellectual Property and
(iii) each contract or agreement that Dataradio or one of its Subsidiaries has granted to any third party with respect to any of (i) or (ii) above and that authorizes such third party to use (A) know-how that constitutes a trade secret of Dataradio or one of its Subsidiaries or (B) any trademarks of Dataradio or one of its Subsidiaries other than agreements entered into in the Ordinary Course of Business relating to advertising and promotional activities of Dataradio or one of its Subsidiaries. True, accurate and complete copies of all such registrations, applications and contracts or agreements, in each case, as amended, or otherwise modified and in effect, have been made available to CalAmp as well as true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.16(d) identifies all actions that would be required within six months of Closing to maintain or preserve the registration or validity of such registered Intellectual Property. Each such registration is valid and subsisting. Schedule 4.16(d) also identifies each material trade name, trade dress and unregistered trademark or service mark used by Dataradio or one of its Subsidiaries or in connection with the business thereof or with Dataradio Intellectual Property.
            (e) With respect to each item of Dataradio Intellectual Property owned or purported to be owned by Dataradio or one of its Subsidiaries, including, but not limited to, the Intellectual Property identified on
Schedule 4.16(d):
      (i) Dataradio or one of its Subsidiaries possesses all right, title, and interest in and to such item, free and clear of any Encumbrance other than a Permitted Encumbrance;
      (ii) such item is not subject to any outstanding Court Order, and no suit, claim, action or proceeding is pending or, to the Knowledge of Dataradio, threatened, that challenges the legality, validity, enforceability, use or ownership of such item, except as disclosed on Schedule 4.16(e); and
      (iii) except as disclosed on Schedule 4.16(e), neither Dataradio nor one of its Subsidiaries has agreed nor is obligated to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to such item.
            (f) Schedule 4.16(f) identifies each material item of Dataradio Intellectual Property that any person besides Dataradio or one of its Subsidiaries owns and that is used by Dataradio or one of its Subsidiaries in connection with the business thereof pursuant to any license, sublicense or other contract or agreement, other than any non-exclusive end user license of commercially available desktop application software used generally in support Dataradio's operations (the "Licenses"). Except as disclosed on Schedule 4.16(f), there are no royalties for the use of any such Dataradio Intellectual Property. This Agreement, the Ancillary Agreements and transactions contemplated hereby and thereby will not violate or beach the terms of any of the Licenses nor will they entitle any other party to terminate or modify such Licenses. Dataradio has made available to CalAmp true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect. With respect to each such item identified on Schedule 4.16(f):
(i) to the Knowledge of Dataradio, such item is not subject to any outstanding Court Order, and no suit, claim, action or proceeding is pending or threatened that challenges the legality, validity or enforceability of such item and (ii) neither Dataradio nor any of its Subsidiaries has granted any material sublicense or similar right with respect to any License covering such item.
            (g) All current and former employees and contractors of Dataradio and its Subsidiaries who contributed to the Intellectual Property owned or purported to be owned by Dataradio or one of its Subsidiaries have executed enforceable contracts that assign to Dataradio or one of its Subsidiaries all the respective rights, including Intellectual Property, and waive all non-assignable rights, such as moral rights, to any inventions, improvements, discoveries or information relating to the business of Dataradio or one of its Subsidiaries made by such employees or contractors in the course of their employment by Dataradio or one of its Subsidiaries.

      4.17   Environmental Matters.
            (a) For the purposes of this Section 4.17:
                  (i) "CERCLA" means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended.
                  (ii) "Disposal," "Release" and "Threatened Release" shall have the definitions assigned thereto in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction whether accidental or intentional.
                  (iii) "Environment" means the natural environment, including any ambient, workplace or indoor air (including all layers of the atmosphere), surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical buildings, structures, improvements and fixtures thereon, and all sewer systems.
                  (iv) "Environmental Laws" means all applicable Regulations relating to Hazardous Substances, toxic torts, occupational health and safety, or the Environment, including without limitation, civil responsibility for acts or omissions with respect to the Environment, the Environmental Quality Act (Quebec), the Resource Conservation and Recovery Act, CERCLA, the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, and the Toxic Substances Control Act, and any requirements promulgated pursuant to these applicable Regulations or any analogous applicable Regulations.
                  (v) "Environmental Liabilities" means all Liabilities of a Person (whether such Liabilities are owed by such Person to governmental authorities, third parties or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.
                  (iv) "Hazardous Substance" means any substance or material (including any mixture or solution thereof): (A) the presence of which requires investigation or remediation under any Environmental Law; or (B) that is defined, listed, designated, classified as or otherwise determined to be a "pollutant" or "contaminant," "solid waste," "hazardous waste" or "hazardous substance" under any Environmental Law; or (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any governmental authority having or asserting jurisdiction over Dataradio; or (D) the presence of which causes a nuisance, trespass or other tortious condition; or (E) the presence of which poses a hazard to the health or safety of Persons; or (F) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.
            (b) Except as disclosed in Schedule 4.17(b), each of Dataradio and its Subsidiaries, each of the real properties presently or formerly owned by Dataradio and its Subsidiaries, and to the Knowledge of Dataradio each of the real properties presently or formerly leased or operated by Dataradio and its Subsidiaries, are, and at all times have been, in material compliance with all Environmental Laws.
            (c) Except as disclosed in Schedule 4.17(c), each of Dataradio and its Subsidiaries has obtained all Permits that are required under any Environmental Law. Schedule 4.17(c) sets forth all Permits issued under any Environmental Law relating to Dataradio, any of its Subsidiaries or the Business.
            (d) Except as set forth in Schedule 4.17(d), each of Dataradio and its Subsidiaries is in material compliance with all terms and conditions of all Permits required under all Environmental Laws that are used in the Business or that relate to Dataradio or any of its Subsidiaries. Each of Dataradio and its Subsidiaries is also in material compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.
            (e) Except as set forth in Schedule 4.17(e), there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting Dataradio, any of the Subsidiaries or the Business that violate or may violate any Environmental Law after the Closing Date or that may give rise to any Environmental Liability, or otherwise form the basis of any demand, complaint, grievance, Proceeding, causes of action, prosecution, hearing, study or investigation (i) under any Environmental Law,
(ii) based on or related to the generation, manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), Disposal, transport or handling, or the emission, discharge, Release or Threatened Release of any Hazardous Substance or (iii) resulting from exposure to workplace hazards.
            (f) During the period that Dataradio or any of its Subsidiaries has owned or leased its properties and facilities, (i) there have been no Disposals, Releases or Threatened Releases of Hazardous Substances on, at, in, to, from or under such properties or facilities or presence of any above ground or underground storage systems, active or abandoned and (ii) neither Dataradio nor any of its Subsidiaries, nor, to Dataradio's Knowledge, any third party, has used, generated, manufactured or stored on, at, in, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Substances. Dataradio has no Knowledge of any presence, Disposals, Releases or Threatened Releases of Hazardous Substances on, at, in, to, from or under any of such properties or facilities or presence of any above ground or underground storage systems, active or abandoned, which may have occurred prior to Dataradio having taken possession of any of such properties or facilities.
            (g) Dataradio has delivered to CalAmp all material environmental documents, studies and reports in its possession or control or otherwise available to it relating to: (i) any facilities or real property ever owned, operated or leased by Dataradio or any of its Subsidiaries or (ii) any Environmental Liability of the Business, Dataradio or any of its Subsidiaries.

      4.18   Employee Benefits.
            (a) Schedule 4.18 sets forth a complete and accurate list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director (and their dependents) of Dataradio, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with Dataradio or any of its Subsidiaries under the Regulations, Section 414 of the Code (an "ERISA Affiliate"), or with respect to which Dataradio or any of its Subsidiaries has any Liability (together the "Employee Plans"). With respect to each Employee Plan (as applicable), Dataradio has made available to CalAmp complete and accurate copies of (i) the most recent two years' annual reports on Form 5500, including all schedules thereto; (ii) the most recent determination letter from the Internal Revenue Service for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (v) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar governmental entity relating to any compliance issues in respect of any such Employee Plan. No Employee Plan is (1) a "defined benefit plan" (as defined in Section 414 of the Code or applicable Regulations), (2) a "multiemployer plan" (as defined in
Section 3(37) of ERISA or applicable Regulations), (3) a "multiple employer plan" (as defined in Section 4063 or 4064 of ERISA or applicable Regulations) (in each case under clause (1), (2) or (3) whether or not subject to ERISA or applicable Regulations), (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or (5) a registered pension plan under applicable Regulations.
            (b) Each Employee Plan has been maintained, operated and administered in compliance with its terms and with all applicable Regulations. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made or accrued for under applicable Regulations and the terms of such Employee Plan.
            (c) No Employee Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith in compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.
            (d) There are no Legal Proceedings pending or, to the Knowledge of Dataradio, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan. No event has occurred and there currently exists no condition or set of circumstances in connection with which Dataradio or any of its Subsidiaries could be subject to any liability (other than routine claims for benefits) under the terms of any Employee Plan, ERISA, the Code or any other applicable Regulations.
            (e) No fiduciary or party in interest of any Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Employee Plan, (i)neither Dataradio nor any of its ERISA Affiliates has had asserted against it any claim for Taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), 502(i) or 502 (l), nor, to the Knowledge of Dataradio, is there a basis for any such claim, and (ii)no officer, director or employee of Dataradio or any Subsidiary has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA.
            (f) No Employee Plan that is a "welfare benefit plan" within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) provides benefits to former employees (or their dependents) of Dataradio or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state Law. Dataradio and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.
            (g) Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS, and since the date of each most recent determination, there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status.
            (h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i)result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Dataradio or any of its Subsidiaries,
(ii)increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor or (iii)result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.
            (i) In accordance with applicable Regulations, each Employee Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).
      4.19 Employment and Labor Matters.
            (a) Dataradio and its Subsidiaries have complied, and are in compliance, with all applicable laws relating to employment and labor matters, including any provision thereof relating to wages, hours of work, vacation pay, pay equity, overtime pay, occupational health and safety and conditions of employment.
            (b)Except as set forth in Schedule 4.19(b):
                  (i) there is no collective agreement in force with respect to the employees of Dataradio or any of its Subsidiaries, no collective agreement is currently being negotiated by Dataradio or any of its Subsidiaries, no union or employee bargaining agent holds bargaining rights with respect to any employees of Dataradio or any of its Subsidiaries, and there are no current or, to Dataradio's Knowledge, threatened attempts to organize or establish any trade union or employee association with respect to Dataradio or any of its Subsidiaries, nor have there been any such attempts within the past five years;
                  (ii) Dataradio and its Subsidiaries have not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to Dataradio's Knowledge, threatened against Dataradio or any of its Subsidiaries and there is no labor strike, slow down, work stoppage or lockout in effect, or to Dataradio's Knowledge, threatened against Dataradio or any of its Subsidiaries, nor has there been any such event within the past five years;
                  (iii) all amounts due and owing or accrued but not yet owing for all salary, wages, bonuses, commissions, vacation pay, pension benefits or other employee benefits have been paid or, if accrued, are reflected in the books and records of Dataradio and its Subsidiaries;
                  (iv) Dataradio and its Subsidiaries are not subject to any claim for wrongful dismissal, constructive dismissal or any other claim, grievance, complaint or litigation relating to employment, discrimination or termination of employment of any of their employees or former employees, or relating to any failure to hire a candidate for employment;
                  (v) there is no order pursuant to any law requiring the taking of any action or the refraining from taking any action in respect of any employee or former employee of Dataradio or any of its Subsidiaries;
                  (vi) there are no outstanding loans made by Dataradio or any of its Subsidiaries to any employee or former employee of Dataradio or any of its Subsidiaries (for greater certainty, the travel advances or advances against commission of less than CAN$2,000 are not considered as loans for the purposes of this paragraph); and
                  (vii) to Dataradio's Knowledge, no managerial employee and no groups of employees of Dataradio or of any of its Subsidiaries have any plans to terminate his, her or their employment with Dataradio or any of its Subsidiaries.
            (c) Schedule 4.19(c) contains for:
                  (i) all employees, directors, managers and officers of Dataradio and its Subsidiaries, the following correct and complete lists on a no-name basis:
                        (1) a list of all salaries, wage rates, hourly pay rates and commissions, incentive compensation, bonus arrangements, deferred compensation and benefits in effect during the current Fiscal Year;
                        (2) a list of their job titles;
                        (3) a list indicating how many individuals work full-time and part-time;
                        (4) a list of their number of years of service; and
                        (5) a list indicating how many individuals are laid-off or on a leave of absence with the reasons for any such leave of absence; and
                  (ii) all contractors and agents of Dataradio and its Subsidiaries, the following correct and complete lists:
                        (1) a list of the names and status of each individual, including a description of the services performed for Dataradio or its Subsidiaries; and
                        (2) a list of all consulting fees or compensation paid during the current Fiscal Year.
            (d) Schedule 4.19(d) contains a list of all employment and service agreements (whether written and oral) of Dataradio and any of its Subsidiaries with their employees or consultants, as the case may be. Dataradio has furnished CalAmp with true and complete copies of all such agreements. Except as set forth in Schedule 4.19(d) and except as may be required or stipulated by any applicable law, no employee, director, manager or officer of Dataradio or of any of its Subsidiaries has any agreement as to length of notice, severance or termination payment required to terminate his employment or is bound by any non-disclosure, confidentiality, non-competition, proprietary rights, employment, consulting or similar agreement with any Person which, to Dataradio's Knowledge, may adversely affect the performance of his or her duties as an employee, director, manager or officer of Dataradio or any of its Subsidiaries.
      4.20 Permits. Schedule 4.20 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by Dataradio or any of its Subsidiaries in connection with the Business, all of which are as of the date hereof, and all of which will be as of the Closing Date, in full force and effect. Dataradio and its Subsidiaries have, and at all times have had, all Permits required under any Regulation in the operation of the Business and own or possess such Permits free and clear of all Encumbrances except Permitted Encumbrances. Dataradio and its Subsidiaries are not in material Default and have not received any notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Dataradio or its Subsidiaries, or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Dataradio or one of its Subsidiaries owns, possesses or uses.

      4.21 Interested Party Transactions. Except as set forth Schedule 4.21, no officer or director of any of Dataradio or any of its Subsidiaries or any Affiliate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to Dataradio or any of its Subsidiaries any goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which Dataradio or any of its Subsidiaries is a party or by which it may be bound or affected.
      4.22 Insurance. Schedule 4.22 sets forth a complete and correct list of all insurance policies of Dataradio and its Subsidiaries of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage. All insurance coverage applicable to Dataradio, its Subsidiaries and the Business is in full force and effect, insures Dataradio and its Subsidiaries in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located. Except as set forth on Schedule 4.22, Dataradio and its Subsidiaries have no self-insurance or co-insurance programs, and the reserves set forth on the Interim Financial Statements are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

      4.23 Certain Business Practices. None of the directors, officers, agents or employees of Dataradio or any of its Subsidiaries or Affiliates has
(a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including without limitation, expenses related to political activity, (b) made any unlawful payment to foreign or United States or Canadian domestic government officials or employees or to foreign or United States or Canadian domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the Corruption of Foreign Public Officials Act (Canada), as amended, or (c) made any other unlawful payment.

      4.24 Books and Records. Dataradio has made and kept (and given CalAmp access to) its and its Subsidiaries true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Dataradio and its Subsidiaries. The minute books of Dataradio and its Subsidiaries previously made available to CalAmp accurately and adequately reflect in all material respects all action previously taken by the shareholders, board of directors and committees of the board of directors of Dataradio and its Subsidiaries. The copies of the stock book records of Dataradio and its Subsidiaries previously made available to CalAmp are true, correct and complete, and accurately reflect all transactions effected in the stock of Dataradio and its Subsidiaries through and including the date hereof.

      4.25   Accounts Receivable; Inventory.
            (a) The accounts receivable set forth on the Interim Financial Statements represent bona fide claims of Dataradio or one of its Subsidiaries against debtors for products sold or services performed or other charges arising on or before the date hereof. Such accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the Ordinary Course of Business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Interim Financial Statements and, in the case of accounts receivable arising since the Interim Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Interim Financial Statements.
            (b) The Inventory reflected in the Financial Statements or thereafter acquired (through the Closing Date) has been determined and valued in accordance with Canadian GAAP applied on a consistent basis as reflected in the Financial Statements and the books and records Dataradio and its Subsidiaries at the lower of cost or market on a first-in, first-out basis. The Inventory (whether raw materials, work-in-process or other inventory) is of first quality usable or salable in the ordinary course of business, except for obsolete or damaged Inventory for which adequate reserves have been made on the Financial Statements or, with respect to the period after the date of the Financial Statements, for which reserves have been established on the books and records of Dataradio and in Subsidiaries in accordance with Canadian GAAP in the ordinary course of business consistent with past practices. No previously sold Inventory is subject to refunds materially in excess of that historically experienced by Dataradio and its Subsidiaries. All Inventory conforms to all applicable design specifications or industry standards of any governmental entity or otherwise. All commitments or orders for work-in-process were entered into in the ordinary course of business.

      4.26   Customers; Suppliers.
            (a) Schedule 4.26(a) sets forth a true and correct list of the ten largest customers of Dataradio and its Subsidiaries in terms of revenues during the Fiscal Year ended July 31, 2005, showing the approximate total products sold or services performed by Dataradio or one of its Subsidiaries to or for each such customer during each such period. No customer of Dataradio or its Subsidiaries listed on Schedule 4.26(a) has notified Dataradio or its Subsidiaries in writing or otherwise of any intention to stop, or materially decrease the rate of, buying goods or services from Dataradio or its Subsidiaries or to change its current business relationship with Dataradio and its Subsidiaries and no significant customer has otherwise expressed such intention.
            (b) Schedule 4.26(b) sets forth a true and correct list of the ten largest suppliers of Dataradio and its Subsidiaries in terms of costs during the Fiscal Year ended July 31, 2005, showing the approximate total paid by Dataradio or one of its Subsidiaries to each such supplier during each such period. No supplier of Dataradio or its Subsidiaries listed on Schedule 4.26(b) has notified Dataradio or its Subsidiaries in writing or otherwise of any intention to stop, or materially decrease, the amount of business it does with Dataradio or its Subsidiaries or to change its current business relationship with Dataradio and its Subsidiaries and no significant supplier has otherwise expressed such intention.

      4.27 No Brokers. Except as set forth on Schedule 4.27, none of Dataradio or its Subsidiaries or any of the officers, directors, employees or shareholders of Dataradio and its Subsidiaries has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Acquisition Sub, CalAmp, Dataradio or any of their respective Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

      4.28 Bank Accounts. Schedule 4.28 contains a true, correct and complete list of all bank accounts maintained by Dataradio and its Subsidiaries, including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account.

      4.29   HSR Act; Competition Act.
            (a) The assets of Dataradio and its Subsidiaries located in the United States have a book value of less than US$56.7 million. Dataradio and its Subsidiaries did not make sales in or into the United States of more than US$56.7 million in the Fiscal Year ended July 31, 2005.
            (b) For the purposes of determining the application of the pre-merger filing requirements of the Competition Act (Canada), the aggregate value of each of (i) the assets in Canada and (ii) the gross revenues from sales in or from Canada generated from such assets, for Dataradio together with its Subsidiaries, determined as prescribed for the purposes of section 110 of the Competition Act (Canada), does not exceed Canadian $50 million.

      4.30 Investment Canada Act (Canada). Neither Dataradio nor its Subsidiaries provides any of the services or engages in any of the activities of a business described in subsection 14.1(5) of the Investment Canada Act (Canada).

      4.31 Title to Shares. As of the date hereof, each Shareholder is the registered and sole beneficial owner of the Shares held by such Shareholder, with good and marketable title thereto, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitation, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other Encumbrance of any kind or nature whatsoever. Effective upon the Closing, each Shareholder will be the registered and sole beneficial owner of the Shares held by such Shareholder, with good and marketable title thereto, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitation, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other Encumbrance of any kind or nature whatsoever. Upon consummation of the purchase of the Shares from each Shareholder, Acquisition Sub will acquire from such Shareholder good and marketable title to the Shares held by such Shareholder, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitation, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other Encumbrance of any kind or nature whatsoever.

      4.32 Residence of Shareholders. Except as set forth on Schedule 4.32, each Shareholder is not a non-resident of Canada within the meaning of the ITA.

      4.33 Material Misstatements or Omissions. No representations or warranties by Dataradio or the Shareholders in this Agreement, including, without limitation, the Schedules hereto, contains any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Dataradio has disclosed to CalAmp all events, conditions and facts materially affecting the Business and financial condition of Dataradio and its Subsidiaries on the date hereof.

      4.34 Warranties. Schedule 4.34 sets forth complete and accurate summaries of the written warranties and guaranties by Dataradio or any of its Subsidiaries utilized with respect to its products or services. There have not been any material deviations from such warranties and guaranties, and none of Dataradio's Subsidiaries nor any of Dataradio's or its Subsidiaries' salespeople, employees, distributors and agents is authorized by Dataradio to undertake material warranty obligations to any customer or to other third parties in excess of the warranties or guaranties set forth on Schedule 4.34. To Dataradio's knowledge, neither Dataradio nor any of its Subsidiaries has made any material oral warranty or guaranty with respect to its products or services.

                               ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB
      Each of CalAmp and Acquisition Sub hereby represents and warrants to each of Dataradio and the Shareholders as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

      5.1 Organization. Acquisition Sub is a corporation duly incorporated and organized, and is validly existing and up-to-date in the filing of all corporate and similar returns under all applicable Regulations, its jurisdiction of incorporation, and has all requisite corporate power and capacity to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. CalAmp is a corporation duly incorporated and organized, and is validly existing and up-to-date in the filing of all corporate and similar returns under the laws of the State of Delaware, its jurisdiction of incorporation, and has all requisite corporate power and capacity to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

      5.2 Due Authorization. Each of CalAmp and Acquisition Sub has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of CalAmp and Acquisition Sub and the consummation by each of CalAmp and Acquisition Sub of the transactions contemplated hereby and thereby have been duly approved by the boards of directors of each of CalAmp and Acquisition Sub. No other proceeding on the part of each of CalAmp and Acquisition Sub are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of CalAmp and Acquisition Sub and is, and upon execution and delivery the Ancillary Agreements will be, a legal, valid and binding obligation of each of CalAmp and Acquisition Sub, enforceable against each of CalAmp and Acquisition Sub in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

      5.3 No Conflicts. Each of CalAmp and Acquisition Sub is not in any violation, breach or default of any term of its charter or bylaws or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which CalAmp of Acquisition Sub is a party or by which it may be bound, or of any provision of any United States or Canadian national, federal, provincial, state or local Court Order or Regulation, applicable to or binding upon CalAmp or Acquisition Sub. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under CalAmp's or Acquisition Sub's charter or bylaws, or any agreement or contract to which CalAmp or Acquisition Sub is party, or, to the best of CalAmp's knowledge, a violation of any Regulations or Court Orders, or an event which results in the creation of any lien, charge or Encumbrance upon any of the assets of CalAmp or Acquisition Sub.

      5.4 Consents and Approvals. No consent, approval or authorization of, declaration to, or filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Acquisition Sub or CalAmp in connection with the execution, delivery and performance by Acquisition Sub or CalAmp of this Agreement and the consummation of the transactions contemplated hereby.

      5.5 Litigation. There is no Proceeding pending, or to the knowledge of Acquisition Sub or CalAmp, threatened or anticipated against or affecting Acquisition Sub or CalAmp which has or might be reasonably expected to have a Material Adverse Effect on Acquisition Sub or CalAmp or on the ability of Acquisition Sub or CalAmp to perform any of its obligations hereunder or on the consummation of the transactions contemplated by this Agreement.

      5.6 No Brokers. Neither Acquisition Sub nor CalAmp nor any of their respective partners, Representatives or Affiliates has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Dataradio or the Shareholders to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                                  ARTICLE VI

                              CERTAIN COVENANTS

      Each of Dataradio, the Shareholders, CalAmp and Acquisition Sub covenants and agrees as follows:

      6.1 Conduct of the Business. From the date hereof through the Closing, Dataradio shall, and shall cause its Subsidiaries to, and the Shareholders shall cause Dataradio and its Subsidiaries to, carry on the operation of the Business in the Ordinary Course and substantially in accordance with past practice and will use its reasonable best efforts not to take any action inconsistent with this Agreement. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Schedules hereto, Dataradio shall, and shall cause its Subsidiaries to, and the Shareholders shall cause Dataradio and its Subsidiaries to, use its best efforts to maintain the present character and quality of the Business, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, unless consented to by CalAmp in writing within at least three (3) Business Days following the receipt of written notice from Dataradio (which consent shall not be unreasonably withheld), each of Dataradio and its Subsidiaries, except as specifically contemplated by this Agreement, shall not, and the Shareholders shall cause each of Dataradio and its Subsidiaries not to:
            (a) except in the Ordinary Course of Business, incur any indebtedness for borrowed or purchase money or letters of credit, or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business), or otherwise become responsible for obligations of any other Person;
            (b) incur any Liability, except Liabilities (i) incurred in the Ordinary Course of Business where the aggregate dollar amount of all such Liabilities incurred does not exceed CAN$500,000, (ii) incurred pursuant to existing obligations of Dataradio that are disclosed in the Schedules hereto,
(iii) incurred for payroll purposes in the Ordinary Course of Business or
(iv) expressly contemplated by the terms of this Agreement;
            (c) issue or redeem any securities;
            (d) make or incur any obligation to make any distribution to the Shareholders;
            (e) make any change to its articles of incorporation, certificate of incorporation, bylaws or other organizational documents;
            (f) mortgage, pledge or otherwise encumber any of its assets or sell, transfer or otherwise dispose of any of its assets except in the Ordinary Course of Business;
            (g) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except in the Ordinary Course of Business;
            (h) terminate or renew any Material Contract or modify, amend or make any material change to any Material Contract or enter into or renew any other contract entered into by Dataradio after the date hereof which, if in existence on the date hereof, would be considered a Material Contract, unless the same shall be terminable on no more than 90 days' written notice without penalty or payment and is entered into in the Ordinary Course of Business;
            (i) make any change in any method of accounting or accounting practice;
            (j) (i)pay or agree to pay any compensation to or for any employee, shareholder, officer or director of Dataradio or its Subsidiaries other than in the Ordinary Course of Business and in the amounts and manner as such compensation has been paid by Dataradio or its Subsidiaries in the past, or make any other change in the compensation of the employees of Dataradio or any of its Subsidiaries, (ii)pay or agree to pay any bonus, incentive compensation, service award or other like benefit or (iii)enter into or renew any Employee Plan;
            (k) enter into any agreement or make any commitment or offer with respect to the Business other than in the Ordinary Course of Business for the transfer of cash at rates and other terms consistent with past practice;
            (l) purchase or otherwise acquire assets from any other Person, or sell or transfer any assets, other than in the Ordinary Course of Business;
            (m) allow any liens for Taxes to be placed on any of its assets, except for liens arising from Taxes which are due but not yet payable;
            (n) make or change any election in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;
            (o) fail to comply with all material applicable laws; and
            (p) take or agree in writing or otherwise to take any of the actions described in Sections 6.1(a) through 6.1(p) or do any other act which would cause any representation or warranty of Dataradio in this Agreement to be or become untrue in any material respect or that is not in the Ordinary Course of Business consistent with past practice.

      6.2 Investigation by CalAmp. Dataradio shall allow CalAmp and Acquisition Sub during regular business hours to make such investigation of the business, properties, books and records of Dataradio and its Subsidiaries, and to conduct such examination of the condition of the assets of Dataradio and its Subsidiaries and the Business as CalAmp and Acquisition Sub deem necessary or advisable to familiarize itself with the assets, properties, books, records and other matters and to verify the representations and warranties of Dataradio hereunder, including, without limitation, discussions with Dataradio's and its Subsidiaries' officers, employees, independent accountants, actuaries, customers, distributors and suppliers and other agents; provided that CalAmp and Acquisition Sub shall conduct such investigation in a manner so as to minimize the disruption of the business and operations of Dataradio and its Subsidiaries.

      6.3 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements,
(ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iii) to cooperate with each other in connection with the foregoing.

      6.4   Notification of Certain Matters.
            (a) Dataradio and the Shareholders shall give prompt notice to CalAmp and Acquisition Sub of (i)the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Dataradio of the Shareholders contained in this Agreement or in any Ancillary Agreement, exhibit or schedule to be untrue or inaccurate in any material respect and (ii)any material failure of Dataradio or any of its Subsidiaries, or any of the Shareholders, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement, exhibit or schedule; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Dataradio and the Shareholders shall promptly notify CalAmp and Acquisition Sub of the threat or commencement of any Action, or any development that occurs before the Closing that could in any way result in a Material Adverse Effect.
            (b) CalAmp and Acquisition Sub shall give prompt notice to Dataradio of (i)the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of CalAmp or Acquisition Sub contained in this Agreement or in any Ancillary Agreement, exhibit or schedule to be untrue or inaccurate in any material respect and (ii)any material failure of CalAmp or Acquisition Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement, exhibit or schedule; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

      6.5 Employee Matters. Acquisition Sub and CalAmp intend to continue the employment with Dataradio of all employees of Dataradio on an at-will basis at the Closing at the same compensation levels such employees received as of the Closing Date. Dataradio and the Shareholders shall each use their commercially reasonable efforts to assist Acquisition Sub in continuing the employment of such employees of Dataradio.

      6.6 Public Announcements; Confidentiality. On and after the date hereof and through the Closing Date, Dataradio and CalAmp shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties' written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Regulations or any listing agreement of any party hereto. The confidentiality agreement, dated as of November 14, 2005, by and between Dataradio and CalAmp (the "Confidentiality Agreement") shall continue in full force and effect after the date hereof.

      6.7 Shareholder Release.
            (a) Each of the Shareholders will, as of the Closing Date, agree to finally and forever release Dataradio, and its successors, assigns, officers, directors, agents and employees, CalAmp and its successors, assigns and directors, each of the employees and officers of CalAmp listed on Annex 1 attached hereto, and all Affiliates and Subsidiaries, past and present, of CalAmp and Dataradio, from all agreements, commitments, indebtedness, obligations and claims existing as of the date hereof or which, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may exist after the date hereof, except to the extent such agreements, commitments, indebtedness, obligations and claims are contemplated by this Agreement. In addition, each of the Shareholders hereby acknowledges and agrees that this release extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, except to the extent such claims are contemplated by the Agreement. Each of the Shareholders acknowledges its understanding that the facts in respect of which this release is given may hereafter be determined to be other than or different from the facts now known or believed by such Shareholder, and each of the Shareholders hereby accepts and assumes the risks of the facts being different and agrees that this release shall be and remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts. The parties hereto intend that the provisions regarding the claims released herein be construed as broadly as possible, and incorporate herein similar federal, state, provincial or other Regulations, all of which are similarly waived by each Shareholder.
            (b) Each of the Shareholders covenants and agrees to waive and release the right to receive any and all amounts due to such Shareholder pursuant to Liabilities of Dataradio by reason of any agreement between Dataradio and such Shareholder on or before the Closing Date or otherwise. Each of the Shareholders shall have caused all indebtedness owed to Dataradio by such Shareholder or any Affiliate of such Shareholder to be paid in full prior to the Closing. In addition, each of the Shareholders covenants and agrees to take any and all actions as may be necessary to effect the release of indebtedness contemplated hereby, in form reasonably satisfactory to CalAmp.
            (c) Each of the Shareholders hereby acknowledges that, as of the Closing Date, such Shareholder will have no ongoing interest in Dataradio, financial or otherwise, by reason of ownership of the capital stock of Dataradio or otherwise.

      6.8 Tax Audits and Reassessments. From and after the Closing Date, CalAmp and Acquisition Sub covenant and agree that neither shall request that any taxing authority of a federal, national, provincial, state or local government in the United States or Canada initiate an audit of, or a tax reassessment pertaining to, any of the Tax Returns filed by Dataradio or its Subsidiaries prior to the Closing Date. For the sake of clarity, Cal Amp and Acquisition Sub shall not be treated as making such request as a result of the filing of any Tax Return or amended Tax Return for such period or as a result of communications with the taxing authorities during the course of an audit or examination initiated by the taxing authorities. Until the third anniversary following the Closing Date, ,CalAmp and Acquisition Sub shall notify the Shareholders' Representative of the intent to file any amended Tax Return prior to the filing of such Tax Return.

      6.9 Other Proposals. Immediately after the execution of this Agreement, the Shareholders and Dataradio shall terminate and cease, and shall direct their Subsidiaries, Affiliates, officers, directors, representatives and agents (such Persons collectively shall be referred to as the "Dataradio Group") to terminate and cease, all discussions and negotiations that may then be ongoing by any of them with respect to an Alternative Transaction (as defined below). From the date hereof through the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with its terms, none of the Shareholders, Dataradio or any member of Dataradio shall, directly or indirectly, (i) solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than CalAmp, Acquisition Sub or any of their respective Affiliates) concerning any Alternative Transaction, or (ii) enter into any agreement, arrangement or understanding (including any letter of intent or similar document) involving an Alternative Transaction or which could reasonably be expected to result in the abandonment, termination or failure to consummate the transactions contemplated by this Agreement. Dataradio shall notify CalAmp within two Business Days if any member of Dataradio Group receives a bona fide, written offer in respect of an Alternative Transaction. "Alternative Transaction" means any transaction or series of related transactions involving (A) the acquisition of Dataradio or any of its Subsidiaries by merger, consolidation or otherwise by any Person other than CalAmp, Acquisition Sub or any Affiliate thereof (a "Third Party"); (B) the acquisition by a Third Party of any material portion of the assets of Dataradio and its Subsidiaries; (C) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (D) the adoption by Dataradio of a plan of total or partial liquidation or the declaration or payment of an extraordinary dividend; (E) the repurchase by Dataradio or any of its Subsidiaries of more than ten percent (10%) of the outstanding Shares; or (F) the acquisition by Dataradio or any of its Subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than twenty percent (20%) of the annual revenues, net income or assets of Dataradio and its Subsidiaries.

      6.10 Post Closing Net Worth. For a period of five (5) years following the Closing, the Shareholder Indemnitors shall preserve, renew and keep in full force and effect the legal existence of at least one of the Shareholder Indemnitors, and such Shareholder Indemnitor or Shareholder Indemnitors, as the case may be, shall maintain in the aggregate a liquid net worth of at least Five Million Canadian Dollars (CAN$5,000,000) (the "Minimum Liquid Net Worth") . On each six (6) month anniversary following the Closing Date during this five (5) year period, the Shareholders' Representative shall deliver to CalAmp a statement prepared and certified by the chief financial officer(s) of each Shareholder Indemnitor (or in such officer's absence, a responsible senior officer of such Shareholder) included in the determination of the maintenance of the Minimum Liquid Net Worth attesting to the accuracy of the reported Minimum Liquid Net Worth for such Shareholder(s).

      6.11 Dataradio Employee Bonus Payments. Within ten Business Days of the Closing Date, Acquisition Sub agrees to cause Dataradio to pay all employee bonuses that were accrued as of the Closing Date. The Shareholders' Representative shall direct Acquisition Sub, subject to the consent of Acquisition Sub, which consent shall not be unreasonably withheld, as to the Dataradio employees that will receive bonus payments and the amount of such payments. The maximum aggregate payment that Dataradio shall be obligated to make pursuant to this Section 6.11 shall be Five Million Nine Hundred Thousand Canadian Dollars (CAN$5,900,000), which amount shall be inclusive of any employer-related taxes or other amounts owed in connection with such employee bonus payments.

                               ARTICLE VII

                          CONDITIONS TO CLOSING

      7.1   Conditions to Each Party's Obligations.  The respective
obligations    of each party hereto to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:
            (a) No Proceeding by any governmental authority or other Person shall have been instituted or threatened which seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage the assets of Dataradio or its Subsidiaries materially if the transactions contemplated hereby are consummated. There shall not be any Regulation, Court Order or other applicable law or regulation of any foreign jurisdiction that makes the transactions contemplated hereby and by the Ancillary Agreements illegal or otherwise prohibited.
            (b) Any governmental or regulatory notices or approvals required under any Regulations or other applicable law or regulation of any foreign jurisdiction to carry out the transactions contemplated by this Agreement shall have been obtained and the parties shall have complied with all Regulations and other applicable laws and regulations of any foreign jurisdiction applicable to the transactions contemplated by this Agreement.

      7.2 Conditions to the Obligation of Dataradio and the Shareholders. The obligations of Dataradio and the Shareholders to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Dataradio or the Shareholders:
            (a) All representations and warranties of each of CalAmp and Acquisition Sub contained in this Agreement or in any other document delivered pursuant hereto that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date)
            (b) Each of Acquisition Sub and CalAmp shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.
            (c) Acquisition Sub shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.

      7.3 Conditions to the Obligation of Acquisition Sub. The obligation of Acquisition Sub to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Acquisition Sub:
            (a) All representations and warranties of each of Dataradio and the Shareholders contained in this Agreement or in any other document delivered pursuant hereto that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date)
            (b) Each of Dataradio and the Shareholders shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.
            (c) Each of Dataradio and the Shareholders shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.
            (d) All Permits and Consents by governmental agencies that are required for the consummation of the transactions contemplated hereby, or by third parties that are required in order to prevent a breach of, a Default under, or a termination, change in the terms or conditions or modification of, any instrument, contract, lease, license or other agreement to which Dataradio is a party and which is denoted with an asterisk (*) on either Schedule 4.12 or Schedule 4.20 shall have been obtained on terms and conditions satisfactory to Acquisition Sub. In the event Dataradio cannot obtain certain Consents prior to the Closing and Acquisition Sub elects to waive this condition to Closing, Dataradio and the Shareholders shall have the continuing obligation after the Closing to use its commercially reasonable efforts to endeavor to obtain all necessary Consents.
            (e) Dataradio shall have obtained on terms and conditions satisfactory to Acquisition Sub the Consent of the Ministry of Industry through Communications Research Centre Canada with respect to the License Agreement dated as of July 12, 1999 between Her Majesty The Queen In Right of Canada, as represented by the Ministry of Industry, through the Communications Research Centre Canada, and Dataradio, and as amended by Amendment Number 1 dated as of July 23, 2003. In the event Dataradio shall not have obtained such Consent prior to the Closing and Acquisition Sub, in its sole discretion elects to waive this condition to Closing, Dataradio and the Shareholders shall have the continuing obligation after the Closing to use their best efforts to obtain such Consent.
            (f) Dataradio shall have filed all Tax Returns required to be filed in connection with the Fiscal Years ended July 31, 2005.
            (g) The Executives and Dataradio shall have executed and delivered the Ancillary Agreements.
            (h) All liens against Dataradio or any of its assets or properties shall have been released, including, without limitation, those liens listed on
Schedule 7.3(h) hereto, except as otherwise provided for herein.
            (i) Dataradio shall have delivered to Acquisition Sub the written opinions of counsel to Dataradio, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.
            (j) The offer and sale of the Shares to Acquisition Sub pursuant to this Agreement shall be exempt from the registration, prospectus and qualification requirements of all applicable securities Regulations.
            (k) Since the date of this Agreement, there shall have been no Material Adverse Effect on Dataradio.
            (l) Acquisition Sub shall have received the letters of resignation of each of the directors of Dataradio and its Subsidiaries, effective as of the Closing Date.
            (m) The Dataradio Accountants shall have delivered a written consent to CalAmp for the use of the reports of the Dataradio Accountants dated November 4, 2005, and the reference to it, in a current report on Form 8-K filed with the SEC by CalAmp with respect to the filing of the Financial Statements for the Fiscal Years ending July 31, 2005 and 2004 and the transactions contemplated hereby.

                             ARTICLE VIII.

                             TERMINATION

      8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
            (a) by mutual written consent of Acquisition Sub, Dataradio and the Shareholders;
            (b) by Acquisition Sub or Dataradio and the Shareholders if (i)any governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the transactions contemplated hereby have not been consummated by June 30, 2006 (the "Outside Date"); provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing Date shall not have occurred on or before said date;
            (c) by Dataradio and the Shareholders if (i) there shall have been a breach of any representation or warranty on the part of Acquisition Sub or CalAmp set forth in this Agreement or if any representation or warranty of Acquisition Sub or CalAmp shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would be incapable of being satisfied by the Outside Date or (ii) there shall have been a breach by Acquisition Sub or CalAmp of any of their respective covenants or agreements hereunder materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and Acquisition Sub or CalAmp has not cured such breach or event within twenty (20) Business Days after notice by Dataradio thereof; provided that Dataradio and the Shareholders have not breached any of their respective obligations hereunder; or
            (d) by Acquisition Sub if (i) there shall have been a breach of any representation or warranty on the part of Dataradio or the Shareholders set forth in this Agreement or if any representation or warranty of Dataradio or the Shareholders shall have become untrue in either case such that the conditions set forth in Section 7.3(a) would be incapable of being satisfied by the Outside Date or (ii) there shall have been a breach by Dataradio or the Shareholders of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Dataradio or materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and Dataradio or the Shareholders, as the case may be, have not cured such breach or event within twenty (20) Business Days after notice by Acquisition Sub thereof; provided that Acquisition Sub or CalAmp has not breached any of its respective obligations hereunder.

      8.2   Effect of Termination.
            (a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders other than the provisions of Section 6.6, this Section 8.2, the arbitration provisions of Section 9.3(b) and Section 10.12 hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement that occurred prior to such termination.
            (b) In the event of the termination and abandonment of this Agreement for any reason, CalAmp agrees that, for a period of eighteen months after the date of such termination, it will not solicit for employment any officer or employee of Dataradio; provided, however, the foregoing provision will not prevent CalAmp from employing any such person who contacts CalAmp solely on his or her own initiative or in response to general advertisements in periodicals including newspapers and trade publications.
            (c) In the event that this Agreement is terminated for any reason pursuant to clause (ii) of Section 8.1(b) and, prior to the expiration of six months after such termination, an agreement is entered into by Dataradio and/or the Shareholders with respect to any transaction or series of related transactions involving (A) the acquisition of Dataradio or any of its Subsidiaries by merger, consolidation or otherwise by any Third Party, (B) the acquisition by a Third Party of any material portion of the assets of Dataradio and its Subsidiaries or (C) the acquisition, directly or indirectly, by a Third Party of fifty percent (50%) or more of the outstanding Shares, in each case where the aggregate consideration to be paid to Dataradio and/or the Shareholders and/or their Affiliates, regardless of form, is Sixty Million Canadian Dollars (CAN$60,000,000) or more, after subtracting any amounts of cash required to be left in Dataradio or its Subsidiaries as of the consummation of any such transaction, CalAmp and Acquisition Sub would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate CalAmp and Acquisition Sub for such damages, Dataradio shall pay to CalAmp the amount of Four Million Canadian Dollars (CAN$4,000,000) (the "CalAmp Termination Fee") as liquidated damages immediately upon the occurrence of the event described in this Section 8.2(c) giving rise to such damages. Except for claims or causes of action based on fraud, in the event that the CalAmp Termination Fee is paid as required herein, such CalAmp Termination Fee payment shall be the sole and exclusive remedy with respect to such termination and all matters arising out of or in connection with or in any way related to such termination or matters and neither CalAmp nor Acquisition Sub shall be entitled to any further or other rights, claims or remedies. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(c) represents liquidated damages and not a penalty. Dataradio hereby waives any right to set-off or counterclaim against such amount.

                             ARTICLE IX.

                          INDEMNIFICATION

      9.1 Survival of Representations. The representations and warranties of Dataradio, the Shareholders and Acquisition Sub and CalAmp contained herein shall survive the Closing Date until the second anniversary of the Closing Date; provided, however, that: (i) the representations and warranties set forth in Sections 4.1 ("Organization"), 4.2 ("Capitalization"), 4.4 ("Due Authorization"), 4.27 ("No Brokers") and 4.30 ("Title to Shares") shall survive shall survive the Closing Date until the fifth anniversary of the Closing Date, (ii) the representations and warranties set forth in Sections
4.14 ("Compliance with Law"), 4.16 ("Intellectual Property"), 4.17 ("Environmental Matters") and 4.18 ("Employee Benefits") shall survive until the third anniversary of the Closing Date and (iii) the representations and warranties in Section 4.15 ("Taxes") shall survive the Closing Date until sixty days following the expiration of all periods allowed for objecting to or appealing from the final determination of any proceedings relating to any assessment, reassessment or additional assessment of Dataradio and its Subsidiaries by and taxing authority in respect of any Tax period ending on or prior to the Closing Date. For these purposes, a final determination shall mean (A) the expiry of the delay to appeal from or object to the relevant assessment, reassessment or additional assessment by Canada Revenue Agency, Revenue Quebec or other taxing authority if no appeal is taken or no objection is made, (B) the entering into of any agreement by Dataradio and its Subsidiaries and such a taxing authority in settlement of a dispute regarding such assessment, reassessment, additional assessment or proposed assessment, reassessment or additional assessment of (C) the decision by a court or tribunal of competent jurisdiction regarding the relevant assessment, reassessment or additional assessment from which no appeal may be taken or the period during which an appeal may be taken has expired and no appeal has been taken. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 9.1 or within the 30 days immediately thereafter, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements, unless such right is also expressly waived.

      9.2   Indemnification.
            (a) Subsequent to the Closing and subject to the provisions and limitations on indemnity contained in Sections 9.5 and 9.6 hereof, the Shareholders shall, jointly and solidarily, indemnify CalAmp, Acquisition Sub and their respective Affiliates (including, after the Closing, Dataradio), and each of their respective directors, and each of the employees and officers of CalAmp listed on Annex 1 attached hereto ("Acquisition Sub Indemnified Parties") against, and hold each of the Acquisition Sub Indemnified Parties harmless from, any damage, claim, loss, cost, Liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, consequential damages, response action, removal action or remedial action (collectively "Damages") incurred by such Acquisition Sub Indemnified Party that arise out of or relate to, whether directly or indirectly: (i) any misrepresentation or breach of any warranty on the part of Dataradio or the Shareholders contained in this Agreement or in any agreement, certificate or other instrument delivered by Dataradio or the Shareholders pursuant to this Agreement (without giving effect to any limitations or qualifications thereto, including materiality, Material Adverse Effect or Knowledge), (ii) any breach or non-performance by Dataradio or the Shareholders of any of their respective covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Dataradio or the Shareholders pursuant to this Agreement, (iii) any claim made by any Person with respect to any oral or written option, warrant or other agreement or right to acquire any equity securities of Dataradio or any of its Subsidiaries and (iv) any Workers' Compensation Liability exceeding CAN$79,275.
            (b) Subsequent to the Closing and subject to the provisions and limitations on indemnity contained in Sections 9.5 and 9.6 hereof, each of Acquisition Sub and CalAmp shall jointly and solidarily indemnify each of the Shareholders ("Shareholder Indemnified Parties"), against, and hold each of the Shareholder Indemnified Parties harmless from, any Damages incurred by such Shareholder Indemnified Party that arise out of or relate to, whether directly or indirectly: (i)any breach of any representation or warranty of Acquisition Sub or CalAmp contained in this Agreement or in any agreement, certificate or other instrument delivered by Acquisition Sub or CalAmp pursuant to this Agreement (without giving effect to any limitations or qualifications thereto, including materiality, Material Adverse Effect or knowledge) or (ii)any breach or non-performance by Acquisition Sub or CalAmp of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Acquisition Sub or CalAmp pursuant to this Agreement.

      9.3   Notice of Claims.
            (a) Any Acquisition Sub Indemnified Party or Shareholder Indemnified Party (the "Indemnified Party") seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 9.1 above, give to the party obligated to provide indemnification (the "Indemnitor") to such Indemnified Party a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.
            (b) Indemnitor shall have thirty days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) to provide such Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Dispute Notice"). Within fifteen days after the giving of the Dispute Notice, a representative of Indemnitor and such Indemnified Party shall negotiate in a bona fide attempt to resolve the matter. In the event that the controversy is not resolved within thirty days of the giving of the Dispute Notice, the parties shall proceed to binding arbitration pursuant to the following procedures:
                  (1) Any party may send another party written notice identifying the matter in dispute and invoking the procedures of this Section
9.3. Within 14 days, each party involved in the dispute shall meet at a mutually agreed location in Montreal, Quebec, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party arbitrator to whom to submit the matter in dispute for final and binding arbitration.
                  (2) If such parties fail to resolve the dispute by written agreement or agree on the arbitrator within said 14-day period, any such party may make written application to the American Arbitration Association ("AAA") for the appointment of a panel of three arbitrators (collectively, the "Arbitrator") to resolve the dispute by arbitration. At the request of AAA the parties involved in the dispute shall meet with AAA at its offices within ten calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of AAA and shall be made within 30 days of the written application to AAA.
                  (3) Within 120 days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Montreal, Quebec with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request for appointment of the Arbitrator, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the parties).
Each party shall have no longer than five days to present its position, the entire proceedings before the Arbitrator shall be no more than ten consecutive days, and the decision of the Arbitrator shall be made in writing no more than 30 days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party's own attorneys' fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the Arbitrator) shall pay the Arbitrator's fees and expenses.

      9.4   Third Person Claims.
            (a) If a claim by a third Person is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article IX, such Indemnified Party shall promptly notify the Indemnitor in writing of such claims, setting forth such claims in reasonable detail.
The Indemnitor shall have 20 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; and provided further that, if in the opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, the Indemnitor shall be responsible for reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnitor. If the Indemnitor does not notify the Indemnified Party within ten days after receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at Indemnitor's cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefore pursuant to this Agreement. The Indemnitor shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties (i.e., the Shareholder Indemnified Party or the CalAmp Indemnified Party, as the case may be) of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.
            (b) Notwithstanding Section 9.4(a), the Indemnitor shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Person Claim relating to Taxes without the prior written consent of the Indemnified Party if such compromise and settlement may have an impact upon Taxes for any period ending after the Closing Date. The Indemnitor's right to defend any Third Person Claim in respect of any Tax or other liability enforceable by Lien against the property of or any amount receivable by the Indemnified Party shall only apply after payment to the applicable taxing authority or other Person of the amount due in respect thereof.

      9.5   Limitation on Indemnity.
            (a) Notwithstanding the foregoing, an Indemnitor shall not be obligated to indemnify an Indemnified Party under Sections 9.2(a)(i) or
(b)(i) unless and until the aggregate of all Damages suffered by such Indemnified Parties hereunder exceeds CAN$75,000 (the "Threshold Amount"), whereupon, provided the other requirements of this Article IX have been complied with, the Indemnitor shall only be responsible for the amount of Damages in excess of such Threshold Amount, and all subsequent Damages. Notwithstanding the foregoing, no Threshold Amount shall apply to the obligations of any party hereto to the extent a breach results from actual fraud, intentional misrepresentation or active concealment.
            (b) Subject to the provisions and limitations on indemnity contained in Section 9.6 hereof, the total aggregate indemnity obligations of the Shareholders under Section 9.2(a)(i) shall not exceed CAN$5,000,000 (the "Cap"). The total aggregate indemnity obligations of the CalAmp and Acquisition Sub under Section 9.2(b)(i) shall not exceed the Cap. Notwithstanding the foregoing, the Cap shall not apply to (a) Dataradio's and Shareholders' representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.15, 4.27 and 4.30 hereof and (b) the obligations of any party hereto to the extent a breach results from actual fraud, intentional misrepresentation or active concealment.
            (c) Notwithstanding anything to the contrary contained herein, all amounts due to CalAmp pursuant to the Purchase Price Adjustments set forth in
Section 2.3 hereof shall not be subject to the provisions of this Article IX.

      9.6 Payment out of Escrow Account. Any indemnification or reimbursement payments to be made by the Shareholders pursuant to this Article IX shall be paid first from the Escrow Amount pursuant to the terms of the Escrow Agreement; provided that the Acquisition Sub Indemnified Parties' recourse with respect to amounts owing to any such Acquisition Sub Indemnified Party pursuant to this Article IX shall not be limited to the Escrow Amount, but shall be limited by the provisions of Section 9.5(b). Without limiting any of the foregoing indemnification rights of the Acquisition Sub Indemnified Parties, (a) CalAmp and Acquisition Sub agree that, with respect to any Damages recoverable by the Acquisition Sub Indemnified Parties in excess of the Escrow Amount, the Acquisition Sub Indemnified Parties shall only seek to recover such Damages from the Shareholder Indemnitors and (b) the Shareholder Indemnitors agree that they shall be jointly and solidarily liable for the full amount of any Damages recoverable by the Acquisition Sub Indemnified Parties in excess of the Escrow Amount, subject to the provisions of Section 9.5(b).

      9.7 Remedies. The remedies in this Article IX shall be the exclusive remedies of the parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action plead, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law or actual fraud, intentional misrepresentation or active concealment is proven on the part of a party by another party hereto.

      9.8 Contract Revenues. To the extent of any indemnification payment made to CalAmp or Acquisition Sub pursuant to this Article IX in connection with a breach of Section 4.7(c) (the "Uncollected Contract Revenues"), CalAmp and Acquisition Sub agree to cause Dataradio to execute and deliver to the Shareholders' Representative all instruments as shall be reasonably necessary to effectively vest in the Shareholders all of the right, title, and interest of Dataradio with respect to any Uncollected Contract Revenues. If following any indemnification payment on account of such Uncollected Contract Revenues, Dataradio shall have received a payment from a third party for such Uncollected Contract Revenues, CalAmp and Acquisition Sub agree to cause Dataradio to forward any such payment to the Shareholders' Representative to the extent of any indemnification payment actually received by CalAmp or Acquisition Sub and such amount shall be added back to the amount available under the Cap.

                                 ARTICLE X.

                                MISCELLANEOUS

      10.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Dataradio or the Shareholders without the prior written consent of CalAmp, or by Acquisition Sub or CalAmp without the prior written consent of the Shareholders, except that Acquisition Sub or CalAmp may, without such consent, assign the rights and obligations hereunder (both before and after the Closing Date), to an Affiliate of Acquisition Sub; provided, however, that no such assignment shall release Acquisition Sub or CalAmp of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

      10.2 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

If to Acquisition Sub or CalAmp:
CalAmp Corp.
1401 N. Rice Ave.
Oxnard, CA, 93030
Attn: Chief Executive Officer
Facsimile No.:  805-482-5842

With copies to:
Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, California 90071
Attn:  Peter F. Ziegler
Facsimile No.:  213-229-6595

Stikeman Elliott LLP
1155 Rene Levesque Blvd. West
Box 270, TD Centre
Suite 4000, Montreal, Quebec, H3B 3V2 Canada
Attn:  John W. Leopold
Facsimile No.:  (514) 397-3422

If to Dataradio or the Shareholders:
Dataradio Inc.
5500 Royalmount Avenue, Suite 200
TMR, Montreal, Quebec, Canada H4P 1H7

With copies to:
GROSS, PINSKY
Avocats / Attorneys
Attn:  Joel Pinsky
2 Place Alexis Nihon, Suite 1000
3500 de Maisonneuve Boulevard West
Montreal, Quebec, H3Z 3C1

Desjardins Securities Inc.
1 Complexe Desjardins
C.P. 394, Succ. Desjardins
29th floor, South Tower
Attn:  Corporate Finance
Montreal, QC H5B 1J2


      Any party may, from time to time, designate any other address to which any such notice to such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

      10.3 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec. The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in English. Les parties aux presentes reconnaissent avoir requis que la presente entente et les documents qui y sont relatifs soient rediges en anglais.

      10.4 Entire Agreement; Amendments and Waivers. This Agreement, the Confidentiality Agreement, the Ancillary Agreements and all exhibits and schedules hereto and thereto, to be read together as a single transaction, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or other amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      10.5 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.6 Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision that is legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

      10.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      10.8 Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

      10.9 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

      10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

      10.11 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      10.12 Expenses. Except as otherwise specifically provided in this Agreement, including without limitation Section 8.2(c), (a) CalAmp will pay its and Acquisition Sub's fees and expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees, investment banking fees, fees and points to any lender, consulting fees and related disbursements in connection with any of the foregoing ("Transaction Fees"), (b) the aggregate Transaction Fees of Dataradio and the Shareholders shall be paid by the Shareholders.

      10.13 Shareholders' Representative. By executing this Agreement, each Shareholder irrevocably constitutes and appoints Robert Rouleau as its true and lawful agent and attorney-in-fact (the "Shareholders' Representative"), with full powers of substitution, to act in the name, place and stead of each Shareholder with respect to the transactions contemplated hereby in accordance with the provisions of this Agreement and the Escrow Agreement, including, without limitation, to grant waivers on behalf of each Shareholder or to enter into amendments to this Agreement and to do or refrain from doing all such further acts and things, to execute all such certificates, instruments and other documents, as such Shareholders' Representative may deem necessary or appropriate in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement, to give and receive notices and communications, to authorize delivery to Acquisition Sub and CalAmp of the Escrow Amount or other property from the Escrow Account in satisfaction of claims by Acquisition Sub Indemnified Parties, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the Shareholder from time to time upon not less than 30 days prior written notice to Acquisition Sub and CalAmp; provided, however, that the Shareholders' Representative may not be removed unless holders of a two-thirds interest in the Escrow Amount agree to such removal and to the identity of the substituted shareholders' representative. Any vacancy in the position of Shareholders' Representative may be filled by approval of the holders of a majority in interest of the Escrow Account. The Shareholders agree that any such action, if material to the rights and obligations of the Shareholders in the reasonable judgment of the Shareholders' Representative, shall be taken in the same manner with respect to all Shareholders, unless otherwise agreed by each Shareholder. The appointment of the Shareholders' Representative shall be deemed coupled with an interest and shall be irrevocable, and Acquisition Sub, CalAmp, the Escrow Agent and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Shareholders' Representative as the act of the Shareholders in all matters referred to in this Agreement. The Shareholders' Representative shall not be liable for any act done or omitted hereunder as Shareholders' Representative while acting in good faith and in the exercise of reasonable judgment.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

CALAMP CORP., a Delaware corporation
By: /s/  Fred M. Sturm
Name:	Fred M. Sturm
Title: CEO

4308093 CANADA, INC., a corporation incorporated under the laws of Canada
By:	/s/ Garo Sarkissian
Name:	 Garo Sarkissian
Title: President

DATARADIO, INC., a corporation incorporated under the laws of Canada
By:	/s/ Robert T. Rouleau
Name:	Robert T. Rouleau
Title:

SHAREHOLDERS:
3778576 Canada Inc.
By:	/s/ Peter Shapiro
Name:	 Peter Shapiro

Famizav Holdings Inc.
By:	/s/ Norman Zavackoff
Name:	Norman Zavackoff

Famiroul Holdings Inc.
By:	/s/ Robert T. Rouleau
Name:	Robert T. Rouleau

Moultrie Holdings Ltd.
By: /s/ Norman Zavackoff
Name:	Norman Zavackoff

Amenagements Helrob Inc.
By:	/s/ Robert T. Rouleau
Name:	Robert T. Rouleau

Chrismat Centro Inc.
By:	/s/ Robert T. Rouleau
Name:	Robert T. Rouleau

Gestion Pernor Inc.
By: /s/ Norman Pearl
Name:	Norman Pearl

Rolyn Interests Inc.
By:	/s/ R. Rouleau
Name:	R. Rouleau